UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nielsen Holdings N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April      , 2012

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Nielsen Holdings N.V. to be held at 9:00 a.m. (Eastern Time) on Tuesday, May 8, 2012.

We are very pleased that this year you will be able to attend and address the Annual Meeting of Shareholders online, vote your shares electronically and ask questions during the meeting by visiting www.virtualshareholdermeeting.com/NLSN.

The Board of Directors has fixed the close of business on April 10, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning the enclosed proxy card, or by attending the Annual Meeting online. You may also submit your proxy card in person in Amsterdam, the Netherlands on the day of the Annual Meeting.

Attached to this letter are the Notice of Annual Meeting, the Proxy Statement and the proxy card. We are also enclosing our Annual Report for the year ended December 31, 2011. We expect to release these proxy materials to shareholders on or about April 16, 2012.

Thank you for your continued support of Nielsen Holdings N.V.

Sincerely,

David L. Calhoun

Chief Executive Officer and Director

PROXY VOTING METHODS

Shareholders holding shares of our common stock at the close of business in New York on April 10, 2012 may vote their shares by proxy through the Internet, by telephone or by mail or by attending the Annual Meeting online. Shareholders may also submit their proxy cards in person in Amsterdam, the Netherlands on the day of the Annual Meeting. For shares held through a bank, broker or other nominee, shareholders may vote by submitting voting instructions to the bank, broker or other nominee. To reduce our administrative and postage costs, we ask that shareholders vote through the Internet or by telephone, both of which are available 24 hours a day, seven days a week. Shareholders may revoke their proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker, bank or other nominee and are voting by proxy through the Internet, by telephone or by mail, your vote must be received by 11:59 p.m. (Eastern Time) on May 7, 2012 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card in order to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the enclosed proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

NIELSEN HOLDINGS N.V.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m. (Eastern Time) on Tuesday, May 8, 2012.

PLACE	You may attend our Annual Meeting in person at the offices of Clifford Chance, LLP at Droogbak 1A in Amsterdam, the Netherlands. You must bring the admission ticket included with your proxy card and photo identification to gain entrance to the Annual Meeting in Amsterdam. Nielsen directors and members of management will attend the Annual Meeting via live webcast. You will also be able to attend the Annual Meeting online, vote your shares electronically and ask your questions and discuss matters of relevance during the meeting by visiting www.virtualshareholdermeeting.com/NLSN. You will need the 12-digit control number included on your proxy card to enter the meeting.

ITEMS OF BUSINESS

1.           To (a) discuss the annual report of the Board of Directors required by Dutch law for the year ended December 31, 2011, (b) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2011, in the English language, (c) adopt our Dutch statutory annual accounts for the year ended December 31, 2011 and (d) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ending December 31, 2012, in the English language;

2.           To discharge the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2011;

3.           To elect the Executive and the Non-Executive Directors of the Board as listed herein;

4.           To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

5.           To appoint Ernst & Young Accountants LLP as our auditor who will audit our Dutch statutory annual accounts for the year ending December 31, 2012;

6.           To approve the extension of the irrevocable and exclusive authority of the Board of Directors to (a) issue our shares and/or grant rights to subscribe for shares, never to exceed the number of our authorized but unissued shares and (b) limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of rights to subscribe for our shares, in each case until May 8, 2017;

7.           To approve the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until November 8, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share (or depositary receipt) on any securities exchange where our shares (or depositary receipts) are traded;

8.           To approve in a non-binding, advisory vote the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the rules of the Securities and Exchange Commission; and

9.           To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	April 10, 2012.

ANNUAL REPORT	A copy of our Annual Report is available at www.proxyvote.com and www.nielsen.com. You will need the 12-digit control number included on your proxy card in order to access the Annual Report on www.proxyvote.com.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail. Shareholders may also submit their proxy cards in person in Amsterdam, the Netherlands on the day of the Annual Meeting. Internet, telephone and mail proxy voting procedures are described in the preceding section entitled Proxy Voting Methods, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

Whether or not you plan to attend the Annual Meeting, please vote electronically or by telephone or please sign and date the enclosed proxy card and return it promptly. If shares are held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. Any shareholder may vote at the Annual Meeting, thereby canceling any previous proxy, provided that if your shares are held through a bank, broker or other nominee you will need to obtain a proxy, executed in your favor, from the shareholder of record (bank, broker or other nominee) to be able to submit your vote in person in Amsterdam, the Netherlands on the day of the Annual Meeting.

By Order of the Board of Directors,

James W. Cuminale

Chief Legal Officer

This Notice of Annual Meeting, the Proxy Statement and the proxy card are being mailed

on or about April    , 2012.

General Information	1
Proposal No. 1—Adoption of Dutch Annual Accounts for 2011	7
Proposal No. 2—Discharge of Members of the Board of Directors from Liability Pursuant to Dutch Law	8
Proposal No. 3—Election of Directors	9
Nominees for Election to the Board of Directors	9
The Board of Directors and Certain Governance Matters	16
Director Independence and Independence Determinations	17
Leadership Structure	17
Board Committees and Meetings	18
Committee Membership	18
Risk Oversight	20
Executive Sessions	20
Committee Charters and Corporate Governance Guidelines	20
Code of Conduct and Procedures for Reporting Concerns about Misconduct	20
Director Nomination Process	20
Communications with Directors	22
Executive Officers of the Company	22
Proposal No. 4—Ratification of Independent Registered Public Accounting Firm	25
Audit and Non-Audit Fees	25
Audit Committee Pre-Approval Policies and Procedures	25
Report of the Audit Committee	26
Proposal No. 5—Appointment of Auditor for Our Dutch Annual Accounts	27
Proposal No. 6—Extension of Authority of the Board of Directors to Issue Shares, to Grant Rights to Subscribe for Shares and to Limit or Exclude Preemptive Rights Until May 8, 2017	28
Proposal No. 7—Extension of Authority of the Board of Directors to Repurchase up to 10% of Our Issued Share Capital Until November 8, 2013	29
Proposal No. 8—Non-Binding, Advisory Vote on Executive Compensation	30
Executive Compensation	31
Compensation Discussion and Analysis	31
Compensation Committee Report	37
Compensation Committee Interlocks and Insider Participation	37
Summary Compensation Table	38
Grants of Plan-Based Awards in 2011	39
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table	39
Outstanding Equity Awards at 2011 Fiscal Year End	43
Option Exercises and Stock Vested in 2011	44
Pension Benefits for 2011	44
Nonqualified Deferred Compensation for 2011	45
Potential Payments upon Termination or Change in Control	46
Director Compensation	48
Director Compensation for the 2011 Fiscal Year	48
Equity Compensation Plan Information	50
Ownership of Securities	51
Section 16(a) Beneficial Ownership Reporting Compliance	56
Certain Relationships and Related Party Transactions	57
Shareholder Proposals for the 2013 Annual Meeting of Shareholders	60
Householding of Proxy Materials	61
Form 10-K	61
Other Business	61

Nielsen Holdings N.V.

PROXY STATEMENT

Annual Meeting of Shareholders

May 8, 2012

9:00 a.m. (Eastern Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have delivered printed versions of this Proxy Statement, the enclosed proxy card and our Annual Report for the year ended December 31, 2011 (together referred to as the “Proxy Materials”) to you by mail in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Nielsen Holdings N.V. (“Nielsen,” “we” or the “Company”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 8, 2012 (the “Annual Meeting”), and at any adjournments or postponements of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Banks, brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners.

You are invited to attend the Annual Meeting and vote your shares online or by submitting your proxy card in person.

What will I need in order to attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. Any shareholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/NLSN. The webcast will start at 9:00 a.m. (Eastern Time). You will need your 12-digit control number included on your proxy card in order to be able to enter the Annual Meeting. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/NLSN.

Any shareholder can also attend our Annual Meeting at the offices of Clifford Chance, LLP at Droogbak 1A in Amsterdam, the Netherlands. Nielsen directors and members of management will attend the Annual Meeting via live webcast. The Annual Meeting will start at 9:00 a.m. (Eastern Time). To gain physical access to the Annual Meeting, you must bring photo identification along with the admission ticket included with your proxy card. A person who wishes to exercise the right to vote at the Annual Meeting in Amsterdam must sign the attendance list prior to the meeting, stating his or her name, the name(s) of the person(s) for whom he or she acts as proxy, the number of shares he or she is representing and, as far as applicable, the number of votes he or she is able to cast. You may vote shares held through a bank, broker or other nominee in person in Amsterdam only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

Shareholders may vote and ask questions while attending the Annual Meeting.

What am I voting on?

There are eight proposals scheduled to be voted on at the Annual Meeting:

1.

To (a) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2011, in the English language, (b) adopt our Dutch statutory annual accounts for the year ended December 31, 2011 and

(c) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ending December 31, 2012, in the English language;

2.	To discharge the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2011;

3.	To elect the Executive and the Non-Executive Directors of the Board as listed herein;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

5.	To appoint Ernst & Young Accountants LLP as our auditor who will audit our Dutch statutory annual accounts for the year ending December 31, 2012;

6.	To approve the extension of the irrevocable and exclusive authority of the Board of Directors to (a) issue our shares and/or grant rights to subscribe for our shares, never to exceed the number of our authorized but unissued shares and (b) limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of rights to subscribe for our shares, in each case until May 8, 2017;

7.	To approve the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until November 8, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share (or depositary receipt) on any securities exchange where our shares (or depositary receipts) are traded; and

8.	To approve, in a non-binding, advisory vote the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the rules of the Securities and Exchange Commission (the “SEC”)

The shareholders may also vote at the Annual Meeting on such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote?

Holders of shares of the Company’s common stock as of the close of business on April 10, 2012 (the “record date”) may vote at the Annual Meeting.

What constitutes a quorum?

There is no minimum requirement in order to establish a quorum at the Annual Meeting for the transaction of business.

How many votes do I have?

Shareholders holding shares of our common stock at the close of business on April 10, 2012 are entitled to one vote at our Annual Meeting for each share of our common stock held by them. As of March 1, 2012, we had 360,498,025 shares of common stock outstanding.

How many votes are required to approve each proposal?

Directors will be appointed by the majority of the votes cast in respect of the shares present or represented by proxy at the Annual Meeting and from the list of nominees presented herein. Shareholders may also appoint directors without the prior nomination by the Board of Directors by way of a shareholders’ resolution adopted with a majority of at least two-thirds of the votes cast, representing more than one-half of our capital stock.

A majority of the votes cast is also required for (a) authorizing the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2011, in the English language, (b) adopting our Dutch statutory annual accounts for the year ended December 31, 2011, (c) authorizing the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ending December 31, 2012, in the English language, (d) the discharge of members of the Board of Directors from liability pursuant to Dutch law, (e) the appointment of the auditors who will audit our Dutch statutory annual accounts and (f) the extension of the authority of the Board of Directors to repurchase our shares.

A majority of the votes cast is also required for the ratification of the appointment of the independent registered public accounting firm and the approval of the compensation paid to our named executive officers. It is important to note that these proposals are both non-binding and advisory. Therefore, the Company and/or the Board of Directors may determine to act in a manner inconsistent with the outcomes of such proposals.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to extend the authorization of the Board of Directors to have the irrevocable and exclusive authority to issue shares and/or to grant rights to subscribe for shares, until May 8, 2017. The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the Annual Meeting, is required to extend the irrevocable and exclusive authorization of the Board of Directors to limit or exclude the preemptive rights of shareholders with respect to the issuance of our shares and/or grant of rights to acquire our shares until May 8, 2017.

As of April 1, 2012, Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”), through which affiliates of AlpInvest Partners, The Blackstone Group, The Carlyle Group, Centerview Partners, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners (collectively referred to in this Proxy Statement as the “Sponsors”) own our common stock, has the right to vote 270,746,445 of the outstanding shares of our common stock and has advised us that it intends to vote all such shares in favor of each director nominee listed herein (Proposal No. 3) and in favor of Proposal Nos. 1, 2, 4, 5, 6, 7 and 8. As a result, we are assured the election of the director nominees listed herein and the approval of Proposal Nos. 1, 2, 4, 5, 6, 7 and 8.

How are votes counted?

Abstentions: Votes may be cast in favor of or against or you may abstain from voting. If you intend to abstain from voting for any director nominee or proposal, you will need to check the abstention box for such director nominee or proposal, in which case your vote will not have any effect on the outcome of the election of such director nominee or on the outcome of such proposal.

Broker Non-Votes: Broker non-votes occur when shares held by a bank, broker or other nominee are not voted with respect to a proposal because (1) the bank, broker or other nominee has not received voting instructions from the shareholder who beneficially owns the shares and (2) the bank, broker or other nominee lacks the authority to vote the shares at its/his/her discretion.

Abstentions and broker “non-votes” will not affect the voting results.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein (Proposal No. 3) and “FOR” Proposal Nos. 1, 2, 4, 5, 6, 7 and 8, as recommended by the Board of Directors, and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted on, in each case as indicated on the proxy card.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. (the “Inspectors of Election”) will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•

“FOR” the authorization of the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2011 in the English language, the adoption of our Dutch statutory annual accounts for the year ended December 31, 2011, and the authorization of the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ending December 31, 2012, in the English language;

•	“FOR” the discharge of the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2011;

•	“FOR” each of the nominees for Executive and Non-Executive Directors of the Board set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•	“FOR” the appointment of Ernst & Young Accountants LLP as our auditor who will audit our Dutch statutory annual accounts for the year ending December 31, 2012;

•

“FOR” the approval of the extension of the irrevocable and exclusive authority of the Board of Directors to (a) issue our shares and/or grant rights to subscribe for our shares, never to exceed the number of authorized but unissued shares, and (b) limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of rights to subscribe for our shares, in each case until May 8, 2017;

•

“FOR” the approval of the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until November 8, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share (or depositary receipt) on any securities exchange where our shares (or depositary receipts) are traded; and

•	“FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC rules.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record on April 10, 2012, you may vote by granting a proxy:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

•

By Mail—By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

For shares held in “street name,” you may vote by submitting voting instructions to your bank, broker or nominee.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 7, 2012 for the voting of shares held by shareholders of record or held in “street name.”

Mailed proxy cards with respect to shares held of record or in “street name” must be received no later than May 7, 2012.

May I vote at the Annual Meeting rather than by proxy?

Although we encourage you to vote through the Internet or the telephone or to complete and return a proxy card prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares online or by submitting your proxy in person in Amsterdam. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

All holders of common stock as of April 10, 2012, including shareholders of record and shareholders who hold their shares through banks, brokers, other nominees or any other holders of record as of April 10, 2012, are encouraged to attend the Annual Meeting online. You will need your 12-digit control number included on your proxy card in order to be able to enter the Annual Meeting online. If you plan to vote in person in Amsterdam, please bring the admission ticket included with your proxy card and photo identification. If your shares are held in the name of a bank, broker or other nominee, please also bring with you a letter (and a legal proxy if you wish to vote your shares) from the bank, broker or other nominee confirming your ownership as of the record date, which is April 10, 2012. Failure to bring such a letter may delay your ability to attend or prevent you from attending in Amsterdam in person.

What does it mean if I receive more than one set of Proxy Materials on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 7, 2012;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on May 7, 2012;

•	Submitting a properly signed proxy card with a later date that is received no later than May 7, 2012; or

•	Attending the Annual Meeting, revoking your proxy and voting online or submitting your vote in person.

If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting online or by submitting your vote in person, provided that if your shares are held in “street name” you will need to obtain a proxy, executed in your favor, from the shareholder of record (bank, broker or other nominee) to be able to submit your vote in person.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the Annual Meeting. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual shareholders are mailed or returned directly to the Inspectors of Election and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

•	as needed to permit the Inspectors of Election to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Company information and mailing address

Nielsen Holdings N.V. is a Dutch public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. On January 21, 2011, Nielsen Holdings B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, was converted into a Dutch public company with limited liability (naamloze vennootschap) and its name was changed to Nielsen Holdings N.V., which is referred to herein as the “Conversion.” On January 31, 2011, we completed the initial public offering of shares of our common stock (the “IPO”). Our common stock trades on the New York Stock Exchange under the symbol “NLSN.” Our principal executive offices in the United States are located at 770 Broadway, New York, NY 10003. Our telephone number is 1 (646) 654-5000. Our website address is www.nielsen.com. Information on our website is not incorporated into this Proxy Statement.

The terms “Company,” “Nielsen,” “we,” “our” or “us,” as used herein, refer to Nielsen Holdings B.V. prior to the Conversion and to Nielsen Holdings N.V. upon and after the Conversion, unless otherwise stated or indicated by context. The term “TNC B.V.,” as used herein, refers to The Nielsen Company B.V., a subsidiary of Nielsen.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2012:

This Proxy Statement and our Annual Report for the year ended December 31, 2011 are available at www.proxyvote.com and www.nielsen.com. You will need the 12-digit control number included on your proxy card in order to access the proxy materials on www.proxyvote.com.

The Annual Meeting will be held at 9:00 a.m. (Eastern Time) on Tuesday, May 8, 2012. You may attend the meeting online by visiting www.virtualshareholdermeeting.com/NLSN. You may also attend the meeting in person at the offices of Clifford Chance LLP at Droogbak 1A in Amsterdam, the Netherlands. Nielsen directors and members of management will attend the meeting via live webcast.

PROPOSAL NO. 1—ADOPTION OF DUTCH ANNUAL ACCOUNTS FOR 2011

At the Annual Meeting, you will be asked to (a) authorize the preparation of our Dutch statutory annual accounts required under Dutch law and our Articles of Association (the “Dutch Annual Accounts”) and the annual report of the Board of Directors as required by Dutch law (the “Dutch Annual Report”) for the year ended December 31, 2011 in the English language, (b) adopt our Dutch Annual Accounts for the year ended December 31, 2011 and (c) authorize the preparation of our Dutch Annual Accounts and Dutch Annual Report for the year ending December 31, 2012 in the English language.

Our Dutch Annual Accounts are prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), and Dutch law. The Dutch Annual Report for the year ended December 31, 2011, contains information included in our annual report on Form 10-K and other information required by Dutch law. Our Dutch Annual Report and Dutch Annual Accounts, in each case for the year ended December 31, 2011, can be accessed through our website, www.nielsen.com, and may be obtained free of charge by request to our office at Diemerhof 2, 1112 XL Diemen, the Netherlands and at our offices at 40 Danbury Road, Wilton, Connecticut 06897, United States of America.

The affirmative vote of the majority of the votes cast at the Annual Meeting is required to adopt our Dutch Annual Accounts for the year ended December 31, 2011 and to authorize the preparation of our Dutch Annual Accounts and Dutch Annual Report for the years ending December 31, 2011 and 2012 in the English language.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF OUR DUTCH ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2011 AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH ANNUAL ACCOUNTS AND DUTCH ANNUAL REPORT FOR THE YEARS ENDING DECEMBER 31, 2011 AND 2012 IN THE ENGLISH LANGUAGE.

PROPOSAL NO. 2—DISCHARGE OF MEMBERS OF THE BOARD OF DIRECTORS FROM LIABILITY PURSUANT TO DUTCH LAW

Under Dutch law, at the Annual Meeting, shareholders may discharge the members of the Board of Directors from liability in respect of the exercise of their duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of the Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Board of Directors from liability in respect of the exercise of their duties during 2011.

The affirmative vote of the majority of the votes cast at the Annual Meeting is required to so discharge the members of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS FROM LIABILITY PURSUANT TO DUTCH LAW IN RESPECT OF THE EXERCISE OF THEIR DUTIES DURING THE YEAR ENDED DECEMBER 31, 2011.

PROPOSAL NO. 3—ELECTION OF DIRECTORS

Our Articles of Association provides that our Board of Directors will consist of one or more executive directors and one or more non-executive directors. The number of executive and non-executive directors is determined from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at fifteen. Acting upon the recommendation of its Nomination and Corporate Governance Committee, our Board has nominated the fifteen persons identified herein for election as directors, to hold office until the end of the next annual meeting of shareholders and the election and qualification of their successors or until resignation. Action will be taken at the Annual Meeting for the election of these nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of these fifteen nominees, except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors

The following information describes the names, ages as of March 31, 2012 and biographical information of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Ownership of Securities.”

Name	Age	Principal Occupation and Other Information
David L. Calhoun	54	Mr. Calhoun has been the Chief Executive Officer of Nielsen since May 2010 and the executive director of Nielsen since the IPO. Mr. Calhoun also serves as Chairman of the Executive Board and Chief Executive Officer of TNC B.V., a position he has held since September 2006. Prior to joining Nielsen, Mr. Calhoun was a Vice Chairman of the General Electric Company and President and CEO of GE Infrastructure, the largest of GE’s six business segments and comprised of Aviation, Energy, Oil & Gas, Transportation, and Water & Process Technologies, as well as GE’s Commercial Aviation Services and Energy Financial Services businesses. From 2003 until becoming a Vice Chairman of GE and President and CEO of GE Infrastructure in 2005, Mr. Calhoun served as President and CEO of GE Transportation, which is made up of GE’s Aircraft Engines and Rail businesses. Prior to joining Aircraft Engines in July 2000, Mr. Calhoun served as President and CEO of Employers Reinsurance Corporation from 1999 to 2000; President and CEO of GE Lighting from 1997 to 1999; and President and CEO of GE Transportation Systems from 1995 to 1997. From 1994 to 1995, he served as President of GE Plastics for the Pacific region. Mr. Calhoun joined GE upon graduation from Virginia Polytechnic Institute in 1979. Mr. Calhoun serves on the boards of directors of The Boeing Company, Caterpillar Inc. and Medtronic, Inc. He will not stand for reelection to the board of directors of Medtronic, Inc. at its 2012 annual meeting of shareholders.

Name	Age	Principal Occupation and Other Information
James A. Attwood, Jr.	53

Mr. Attwood has been a non-executive director of Nielsen since June 2006. Mr. Attwood has also served as a member of the Supervisory Board of TNC B.V. since July 28, 2006. Mr. Attwood is a Managing Director of The Carlyle Group and Head of the Global Telecommunications and Media Group. Prior to joining The Carlyle Group in 2000, Mr. Attwood was with Verizon Communications, Inc. and GTE Corporation. Prior to GTE, he was

with Goldman, Sachs & Co. Mr. Attwood serves as a member of the boards of directors of Syniverse Holdings, Inc. and CoreSite Realty Corporation. Mr. Attwood graduated summa cum laude from Yale University with a B.A. in applied mathematics and an M.A. in statistics and received both J.D. and M.B.A. degrees from Harvard University.

Richard J. Bressler	54	Mr. Bressler has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Bressler has also served as a member of the Supervisory Board of TNC B.V. since July 28, 2006. Mr. Bressler joined Thomas H. Lee Partners, L.P. as a Managing Director in 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media and Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Warner Inc., Mr. Bressler was a partner with Ernst & Young. Mr. Bressler serves on the boards of directors of Gartner, Inc. and CC Media Holdings, Inc. and during the past five years has been a director of American Media Operations, Inc. and Warner Music Group. Mr. Bressler is also a Board Observer for Univision Communications, Inc. In addition, he serves as Chairman for the Center for Communication Board and serves on the Duke University Fuqua School of Business Board of Visitors, New School University Board of Trustees, the J.P. Morgan Chase National Advisory Board and the Columbia University School of Arts Deans’ Council. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Name	Age	Principal Occupation and Other Information
Simon E. Brown	41	Mr. Brown has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Brown has also served as a member of the Supervisory Board of TNC B.V. since February 9, 2009. Mr. Brown is a member of KKR Management LLC, the general partner of KKR & Co. L.P. (prior to that, he was a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.), where he heads the Consumer Products & Services Team. Prior to joining KKR in 2003, Mr. Brown was with Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners, where he was involved in a broad range of private equity transactions. He holds a B.Com, First Class Honours, from Queen’s University and an M.B.A. with High Distinction, Baker Scholar, John L. Loeb Fellow, from Harvard Business School.

Michael S. Chae	43	Mr. Chae has been a non-executive director of Nielsen since June 2006. Mr. Chae has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Chae is a Senior Managing Director of the Private Equity Group of The Blackstone Group, of which he is also the Head of Private Equity for Asia/Pacific and the Global Head of Media and Communications Investments. Prior to joining The Blackstone Group in 1997, Mr. Chae was with The Carlyle Group and prior to that he was with Dillon, Read & Co. Mr. Chae is currently a director of Hilton Hotels and during the past five years has been a director of Michaels Stores, The Weather Channel Companies and Universal Orlando. He is a member of the Board of Trustees of the Lawrenceville School. Mr. Chae graduated magna cum laude from Harvard College, received an M.Phil from Cambridge University and received a J.D. from Yale Law School.

Patrick Healy	45	Mr. Healy has been a non-executive director of Nielsen since June 2006. Mr. Healy has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Healy is Deputy CEO of Hellman & Friedman LLC. He is a member of the firm’s Investment Committee and leads the firm’s London office and international activities. Prior to joining Hellman & Friedman in 1994, Mr. Healy was employed by James D. Wolfensohn Incorporated and Consolidated Press Holdings in Australia. Mr. Healy is currently a director of Verisure Topholding AB and Gaztransport et Technigaz S.A.S. During the past five years he has been a director of Mondrian Investment Partners Ltd. and Gartmore Investment Management Limited. Mr. Healy graduated from Harvard College and earned an MBA from the Harvard Business School.

Name	Age	Principal Occupation and Other Information
Karen M. Hoguet	55	Ms. Hoguet has been a non-executive director of Nielsen since its IPO in January 2011. Ms. Hoguet has also served as a member of The Supervisory Board of TNC B.V. since November 18, 2010. She has been the Chief Financial Officer of Macy’s Inc. since February 2009; she previously served as Executive Vice President and Chief Financial Officer of Macy’s from June 2005 to February 2009. Ms. Hoguet served as Senior Vice President and Chief Financial Officer of Macy’s from October 1997 to June 2005. Ms. Hoguet graduated from Brown University and earned an MBA from Harvard Business School.

James M. Kilts	64	Mr. Kilts has been a non-executive director and Chairman of the Board of Nielsen since its IPO in January 2011. Mr. Kilts has also served as a member of the Supervisory Board of TNC B.V. since November 23, 2006 and has served as Chairman of the Supervisory Board of TNC B.V. since May 21, 2009. Mr. Kilts is a founding partner of Centerview Partners, whose affiliates invest in the Company and its majority shareholder, Valcon Acquisition Holding (Luxembourg) S.à r.l. Prior to joining Centerview Partners, Mr. Kilts was Vice Chairman of the Board of The Procter & Gamble Company. Mr. Kilts was formerly Chairman of the Board, Chief Executive Officer and President of The Gillette Company before the company’s merger with Procter & Gamble in October 2005. Prior to Gillette, Mr. Kilts had served at different times as President and Chief Executive Officer of Nabisco, Executive Vice President of the Worldwide Food Group of Philip Morris, President of Kraft USA and Oscar Mayer, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. A graduate of Knox College, Galesburg, Illinois, Mr. Kilts earned a Masters of Business Administration degree from the University of Chicago. Mr. Kilts is currently a member of the boards of directors of Metropolitan Life Insurance Co., MeadWestvaco Corporation and Pfizer Inc. He is also a member of the Board of Overseers of Weill Cornell Medical College. Mr. Kilts serves on the Board of Trustees of Knox College and the University of Chicago and is a member of the Advisory Council of the University of Chicago Booth School of Business.

Name	Age	Principal Occupation and Other Information
Iain Leigh	55	Mr. Leigh has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Leigh has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Leigh is a Senior Adviser to APG Asset Management US Inc. Up until November 1, 2011, Mr. Leigh was a Managing Partner and Head of the United States office of AlpInvest Partners. Prior to joining AlpInvest Partners in 2000, Mr. Leigh was Managing Investment Partner of Dresdner Kleinwort Benson Private Equity and a member of the Executive Committee of the firm’s global private equity business. Prior to that, he led the Restructuring Department within Kleinwort Benson’s Investment Banking division focusing on U.S. leveraged buy-outs and venture capital investments. Before moving to the United States, Mr. Leigh held a number of senior operating positions in Kleinwort Benson in Western Europe and Asia. Mr. Leigh is a Fellow of the Chartered Association of Certified Accountants, United Kingdom, and holds a Master’s degree in Business Administration from Brunel University, England.

Eliot P.S. Merrill	41	Mr. Merrill has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Merrill has also served as a member of the Supervisory Board of TNC B.V. since February 4, 2008. Mr. Merrill is a Managing Director of The Carlyle Group, based in New York. Prior to joining The Carlyle Group in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. and, before that, at Doyle Sailmakers, Inc. Mr. Merrill holds an A.B. Degree from Harvard College. Mr. Merrill is a member of the board of directors of AMC Entertainment Inc.

Alexander Navab	46	Mr. Navab has been a non-executive director of Nielsen since June 2006. Mr. Navab has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Since October 2009, Mr. Navab has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. (prior to that, he was a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.), where he is co-head of North American Private Equity and heads the Media and Communications Industry Team. Prior to joining KKR in 1993, Mr. Navab was with James D. Wolfensohn Incorporated and prior to that he was with Goldman, Sachs & Co. Mr. Navab is currently a director of Visant. Mr. Navab received a B.A. with Honors, Phi Beta Kappa, from Columbia College and an M.B.A. with High Distinction from the Harvard Graduate School of Business Administration.

Name	Age	Principal Occupation and Other Information
Robert Pozen	65	Mr. Pozen has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Pozen has also served as a member of the Supervisory Board of TNC B.V. since May 1, 2010. Since January 1, 2012, Mr. Pozen serves as a consultant to MFS Investment Management. From July 1, 2010 through December 31, 2011, he was Chairman Emeritus of MFS Investment Management. Prior to that, he was Chairman of MFS Investment Management since February 2004. He previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also the John Olin Visiting Professor, Harvard Law School from 2002-2004 and the chairman of the SEC Advisory Committee on Improvements to Financial Reporting from 2007-2008. From 1987 through 2001, Mr. Pozen worked for Fidelity Investments in various jobs, serving as President of Fidelity Management and Research Co. from 1997 through 2001. He is currently a director of Medtronic, Inc. and was a director of BCE, Inc. until February 2009. He is a senior lecturer at Harvard Business School, a senior fellow of the Brookings Institution, an advisor to Gelesis, a private biotech company and a director of the Commonwealth Fund and the Harvard Neuro-Discovery Center.

Robert Reid	39	Mr. Reid has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Reid has also served as a member of the Supervisory Board of TNC B.V. since September 22, 2009. Mr. Reid is a Senior Managing Director in the Corporate Private Equity group at The Blackstone Group. Prior to joining Blackstone in 1998, Mr. Reid worked at the Investment Banking Division at Morgan Stanley & Co. Mr. Reid received an AB in Economics from Princeton University where he graduated magna cum laude.

Scott A. Schoen	53	Mr. Schoen has been a non-executive director of Nielsen since June 2006. Mr. Schoen has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Schoen is Vice-Chairman of Thomas H. Lee Partners, L.P. From 2003 through 2009, Mr. Schoen was Co-President of Thomas H. Lee Partners, which he first joined in 1986. Prior to that, he began his career at Goldman, Sachs & Co. He currently serves on the board of directors of Acosta, Inc. During the past five years, Mr. Schoen was a director of Simmons Company and Spectrum Brands, Inc. He is a trustee of the Spaulding Rehabilitation Hospital Network and Partners Continuing Care, Chairman of the Advisory Board of the Massachusetts General Hospital Center for Regenerative Medicine, and a director of Share our Strength and United States 4 Kids. Mr. Schoen received a B.A. in History from Yale University, a J.D. from Harvard Law School and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Schoen is a member of the New York Bar.

Name	Age	Principal Occupation and Other Information
Javier G. Teruel	61	Mr. Teruel has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Teruel has also served as a member of the Supervisory Board of TNC B.V. since August 13, 2010. He is a Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; a director of The Pepsi Bottling Group, Inc. from 2007 to 2010; a director of Starbucks Corporation and a Director of JCPenney since 2008.

The nominees for election to the Board of Directors named above are hereby proposed for approval by the shareholders, as follows: Mr. Calhoun as an Executive Director and Messrs. Attwood, Bressler, Brown, Chae, Healy, Kilts, Leigh, Merrill, Navab, Pozen, Reid, Schoen and Teruel and Ms. Hoguet, each as a Non-Executive Director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

The Sponsors own a majority of our outstanding common stock and are party to a shareholders’ agreement described under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.” Accordingly, we are a “controlled company” under the corporate governance rules of the New York Stock Exchange (the “NYSE”). As a controlled company, we are eligible for exemptions from some of the requirements of these rules, including the requirements (i) that a majority of our Board of Directors consist of independent directors, (ii) that we have a Nomination and Corporate Governance Committee and a Compensation Committee, which are each composed entirely of independent directors and governed by a written charter addressing the committee’s purpose and responsibilities and (iii) for annual performance evaluations of the Nomination and Governance Committee and the Compensation Committee. We utilize, and intend to continue to utilize, some or all of these exemptions for so long as the Sponsors or any other person or entity continues to own a majority of our outstanding voting stock. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

The number of our executive and non-executive directors is determined by the Board of Directors from time to time. We remain controlled by the Sponsors and they continue to control the election of members of the Board of Directors through binding nominations made by the Board of Directors, which in turn are made based on recommendations by the Nomination and Corporate Governance Committee. Pursuant to the amended and restated shareholders’ agreement entered into in connection with the IPO, each of the Sponsors initially has a right to nominate for appointment the following number of directors: one director from AlpInvest Partners, two from The Blackstone Group, two from The Carlyle Group, one from Hellman & Friedman, two from Kohlberg Kravis Roberts & Co., two from Thomas H. Lee Partners and one from Centerview, who must be Mr. Kilts. As our Sponsors’ ownership in our Company decreases, the number of directors whom they may designate will also decrease. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.”

The members of our Board of Directors may be suspended or dismissed at any time at the general meeting of shareholders. If a resolution to suspend or dismiss a director is proposed by the Board, such resolution may be adopted by a majority of the votes validly cast. If no such proposal is made by the Board, then a director may be suspended or dismissed by the general meeting by at least a two-thirds majority of the votes cast, provided such majority represents more than half of our issued share capital.

Our Chief Executive Officer and executive director is expected to be responsible for the day-to-day management of the Company. Our non-executive directors are expected to supervise our Chief Executive Officer and executive director and our general affairs and to provide general advice to the Chief Executive Officer and executive director. The non-executive directors perform those acts that are delegated to them pursuant to our Articles of Association or by our board regulations. One of the non-executive directors, Mr. Kilts, is the chairman of the board.

Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Our directors are expected to be appointed for one year and will be re-electable each year at the annual general meeting of shareholders.

Our Board of Directors has adopted board regulations governing its performance, its decision making, its composition, the tasks and working procedure of the committees and other matters relating to the Board of Directors, the Chief Executive Officer, the non-executive directors and the committees established by the Board of Directors. In accordance with our board regulations, resolutions of our Board of Directors will be adopted by a simple majority of votes cast in a meeting at which at least the majority of its members is present or represented.

Director Independence and Independence Determinations

The Board of Directors must make an affirmative determination at least annually as to the independence of each director. A director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Heightened independence standards apply to members of the Audit Committee.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board is also responsible for determining affirmatively, as to each independent director, that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board will broadly consider all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The categorical standards set forth in our Corporate Governance Guidelines are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be material.

The Board of Directors undertook its annual review of director independence. As a result of this review, the Board of Directors affirmatively determined that each of Messrs. Pozen and Teruel and Ms. Hoguet is independent for purposes of Rule 10A-3(b)(i) of the Exchange Act of 1934 (the “Exchange Act”), Section 303A.02 of the NYSE listing rules and under our Corporate Governance Guidelines.

Leadership Structure

Under our Corporate Governance Guidelines, the Board must select from its members its chairperson and the Company’s Chief Executive Officer in any way it considers in the best interests of the Company. Pursuant to our Amended and Restated Articles of Association, a non-executive director must be appointed as the chairperson of the board. Accordingly, Mr. Calhoun serves as our Chief Executive Officer and executive director, while Mr. Kilts serves as our Chairman. Our Board currently believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Kilts’ attention to Board and Committee matters allows Mr. Calhoun to focus more specifically on overseeing the Company’s day-to-day operations as well as strategic opportunities and planning.

Board Committees and Meetings

Our Board of Directors has established the following Committees: an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee. The composition and responsibilities of each Committee are described below. Members serve on these Committees until their resignation or until otherwise determined by our Board of Directors.

Name	Audit Committee	Compensation Committee	Nomination and Corporate Governance Committee
James A. Attwood, Jr.		✓, Chairman	✓

Richard J. Bressler

Michael S. Chae		✓	✓

Patrick Healy		✓	✓

Karen M. Hoguet	✓, Chairman	✓

Alexander Navab		✓	✓

Robert Pozen	✓		✓, Chairman

Scott A. Schoen		✓	✓

Javier G. Teruel	✓	✓

Pursuant to our Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board and meetings of the Committees of which they are members. Directors are encouraged to attend board meetings and meetings of committees of which they are members in person, but may also attend such meetings by telephone or video conference.

During the year ended December 31, 2011, the Board, the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee held five, seven, seven and three meetings, respectively. Each director attended 75% or more of the total number of meetings of the Board and of the Committees on which each such director served.

In accordance with our Corporate Governance Guidelines, the CEO and any other executive directors are expected to attend the annual general meeting and each extraordinary general meeting of shareholders. All non-executive directors are encouraged (but not required) to attend the annual general meeting and each extraordinary general meeting of shareholders. None of our directors, except for our CEO and executive director, attended the annual general meeting held in 2011.

Committee Membership

Audit Committee

Our Audit Committee consists of Messrs. Pozen and Teruel and Ms. Hoguet, with Ms. Hoguet serving as Chairman. The Board of Directors has determined that each of Messrs. Pozen and Teruel and Ms. Hoguet meets the definition of “independent director” under the NYSE listing rules, Rule 10A-3(b)(i) of the Exchange Act and the categorical standards of director independence under our Corporate Governance Guidelines. The Board of Directors has determined that each of Messrs. Pozen and Teruel and Ms. Hoguet qualifies as an “audit committee financial expert” as defined by applicable regulations of the SEC and meets the financial literacy and expertise requirements of the NYSE.

Our Audit Committee supervises and monitors our financial reporting, risk management program and compliance with relevant legislation and regulations. It oversees the preparation of our financial statements, our financial reporting process, our system of internal controls and risk management, our internal and external audit process and our internal and external auditor’s qualifications, independence and performance. Our Audit Committee also reviews our annual and interim financial statements and other public disclosures prior to publication. Our Audit Committee appoints our external auditors, subject to shareholder vote as may be required under Dutch law, and oversees the work of the external and internal audit functions, providing compliance oversight, preapproval of all audit engagement fees and terms, preapproval of audit and permitted non-audit services to be provided by the external auditor, establishing auditing policies, discussing the results of the annual audit, critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the financial statements and related matters with the external auditor and reviewing earnings press releases and financial information provided to analysts and ratings agencies.

Compensation Committee

Our Compensation Committee consists of Messrs. Chae, Attwood, Healy, Navab, Schoen and Teruel and Ms. Hoguet, with Mr. Attwood serving as Chairman. As a “controlled company”, we are not required to have a Compensation Committee comprised entirely of independent directors. Our Board of Directors has affirmatively determined that each of Mr. Teruel and Ms. Hoguet meets the definition of “independent director” for purposes of the NYSE listing rules and the categorical standards of director independence under our Corporate Governance Guidelines, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. In addition, we have established a subcommittee of our Compensation Committee consisting of Mr. Teruel and Ms. Hoguet for purposes of granting awards under the Nielsen Holdings 2010 Stock Incentive Plan to specified individuals.

Our Compensation Committee is responsible for setting, reviewing and evaluating compensation, and related performance and objectives, of our senior management team. It is also responsible for recommending to the Board of Directors the compensation package for our Chief Executive Officer, with due observance of the compensation policy adopted by the general meeting of shareholders. It reviews employment contracts entered into with our Chief Executive Officer, makes recommendations to our Board of Directors with respect to major employment-related policies and oversees compliance with our employment and compensation-related disclosure obligations under applicable laws.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee may delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plan; provided that such delegation is in compliance with the relevant plan and subject to the laws of the Netherlands and the Company’s Articles of Association.

Nomination and Corporate Governance Committee

Our Nomination and Corporate Governance Committee consists of Messrs. Pozen, Attwood, Chae, Healy, Navab and Schoen, with Mr. Pozen serving as Chairman. The Board of Directors has determined that Mr. Pozen meets the definition of “independent director” under the NYSE listing rules and the categorical standards of director independence under our Corporate Governance Guidelines. As a “controlled company”, we are not required to have a Nomination and Corporate Governance Committee comprised entirely of independent directors.

Our Nomination and Corporate Governance Committee determines selection criteria and appointment procedures for members of our Board of Directors, periodically assesses the scope and composition of our Board of Directors and evaluates the performance of its individual members, among other responsibilities.

Risk Oversight

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nomination and Corporate Governance Committees to ensure effective and efficient oversight of the Company’s activities and to assist in proper risk management and the ongoing evaluation of management controls. The Senior Vice President of Corporate Audit reports functionally and administratively to the Company’s Chief Financial Officer and directly to the Audit Committee. The Company believes that the Board’s leadership structure provides appropriate risk oversight of the Company’s activities given the controlling interests held by its majority shareholders.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, to ensure free and open discussion and communication among the non-executive directors of the Board, the non-executive directors will meet regularly with no members of management or any executive director present. The Chairperson will preside at such meetings. Independent directors will meet in a private session that excludes management and directors affiliated with the Company at least once a year. The non-executive directors met five times in executive sessions in 2011.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board of Directors’ views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board of Directors to ensure that they effectively promote the best interests of the Company, its shareholders and other relevant stakeholders and that they comply with all applicable laws, regulations and stock exchange requirements, in addition to the Amended and Restated Articles of Association and Board regulations. Our Corporate Governance Guidelines, our Committee charters and other corporate governance information are available on the Corporate Governance page of our website at www.nielsen.com. To view them, click on About Us: Investor Relations: Governance Documents.

Code of Conduct and Procedures for Reporting Concerns about Misconduct

We maintain a Code of Conduct and Procedures for Reporting Concerns about Misconduct (the “Code of Conduct”), which is applicable to all of our directors, officers and employees. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws and ethical conduct. The Company will promptly disclose to our shareholders, if required by applicable laws, any waivers of the Code of Conduct granted to officers by posting such information on our website rather than by filing a Current Report on Form 8-K.

The Code of Conduct may be found on our website at www.nielsen.com under About Us: Investor Relations: Governance Documents: Code of Conduct.

Director Nomination Process

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. More specifically, in identifying candidates for membership on the Board, the Nomination and Corporate Governance Committee takes into account (1) threshold individual qualifications, such as strength of character, mature judgment and industry knowledge or experience and (2) all other factors it considers appropriate, including alignment with our shareholders. In addition, subject to the contractual obligations of our shareholders’ agreement, the Board maintains a formal diversity policy governing the nomination of its members as described below.

When determining whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused primarily on our directors’ valuable contributions to our success in recent years and on the information discussed in the biographies set forth under “Proposal No. 3—Election of Directors—Nominees for Election to the Board of Directors.” In particular, Mr. Calhoun was selected to serve as the executive director because of his role as our Chief Executive Officer, the management perspective he brings to Board deliberations and his extensive management expertise at public companies. Mr. Attwood was selected to serve as a director in light of his affiliation with The Carlyle Group, his financial expertise, his background in the telecommunications and media industries as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Bressler was selected to serve as a director in light of his affiliation with Thomas H. Lee Partners, his financial and accounting expertise, his extensive experience in the media industry as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Brown was selected to serve as a director in light of his affiliation with Kohlberg Kravis Roberts & Co., his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Chae was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Healy was selected to serve as a director in light of his affiliation with Hellman & Friedman, his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Ms. Hoguet was selected to serve as a director in light of her familiarity with financial reporting, her prior public-company board experience, her experience in the retail industry and her financial and commercial acumen and insight. Mr. Kilts was selected to serve as a director in light of his experience as a public company chief executive officer, his significant experience in the consumer packaged goods industry and financial expertise. Mr. Leigh was selected to serve as a director in light of his affiliation with AlpInvest Partners, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Merrill was selected to serve as a director in light of his affiliation with The Carlyle Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Navab was selected to serve as a director in light of his affiliation with Kohlberg Kravis Roberts & Co., his financial expertise, his background in the media and communications industries as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Pozen was selected to serve as a director in light of his familiarity with financial reporting, his experience as a director of other companies, his work in the investment management industry and his financial and commercial acumen and insight. Mr. Reid was selected to serve as a director in light of his affiliation with The Blackstone Group and his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Schoen was selected to serve as a director in light of his affiliation with Thomas H. Lee Partners, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Teruel was selected to serve as a director in light of his significant experience in the consumer packaged goods industry and his financial and commercial expertise.

In accordance with our Amended and Restated Articles of Association and our Advance Notice Policy, shareholders may request that director nominees submitted by such shareholders be included in the agenda of our annual meeting of shareholders through the process described under “Shareholder Proposals for the 2013 Annual Meeting of Shareholders.” The Nomination and Corporate Governance Committee will consider director candidates recommended by shareholders. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholders is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the Board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

Diversity Policy

In accordance with the Dutch Corporate Governance Code, the Board of Directors has adopted a set of Board regulations. Among other things, the board regulations include a policy that the Board shall aim for a diverse composition of directors, to the extent practicable and appropriate under the circumstances, in line with the global nature and identity of the Company and its business, in terms of such factors as nationality, background, gender and age.

The charter of our Nomination and Corporate Governance Committee also requires the Committee to consider age, gender, nationality and ethnic and racial background in nominating directors and to review and make recommendations, as the Nomination and Corporate Governance Committee deems appropriate, regarding the composition and size of the Board of Directors in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

The implementation of these diversity policies rests primarily with the Nomination and Corporate Governance Committee as the body responsible for identifying individuals believed to be qualified as candidates to serve on the Board of Directors and recommending that the Board nominate the candidates for all directorships to be filled by the shareholders at their annual meetings.

As Board seats become available, the Nomination and Corporate Governance Committee, and the Board of Directors as a whole, will have the opportunity to assess the effectiveness of the diversity policy and how, if at all, our implementation of the policy, or the policy itself, should be changed.

Communications with Directors

Pursuant to our Corporate Governance Guidelines, anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the chairperson of any of the Audit Committee, Nomination and Corporate Governance Committee and Compensation Committee, or to the non-executive or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 40 Danbury Road, Wilton, Connecticut 06897, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously. Additional contact information is available on our website, www.nielsen.com, under About Us: Investor Relations: Contact Information.

Executive Officers of the Company

Set forth below is the name, age as of March 31, 2012 and biographical information of each of our current executives, other than Mr. Calhoun, whose information is presented under “Proposal No. 3—Election of Directors—Nominees for Election to the Board of Directors.”

Name	Age	Principal Occupation and Other Information
Susan Whiting	55	Ms. Whiting has been a Vice Chairperson of Nielsen since its IPO in January 2011. Ms. Whiting also serves as Vice Chairperson of TNC B.V., a position she has held since November 2008. Ms. Whiting joined Nielsen Media Research in 1978 as part of its management training program. She served in numerous positions with Nielsen Media Research including President, Chief Operating Officer, CEO and Chairman. She was named Executive Vice President of The Nielsen Company in January 2007 with marketing and product leadership responsibilities for all Nielsen business units. Ms. Whiting serves on the board of directors of MarkMonitor, Inc., the Ad Council, Denison University, the YMCA of Greater New York, the Trust for Public Land and the Notebaert Nature Museum. During the past five years, Ms. Whiting was a director of Wilmington Trust Corporation. She graduated from Denison University with a Bachelor of Arts degree in Economics.

Name	Age	Principal Occupation and Other Information
Arvin Kash	69	Mr. Kash has been a Vice Chairperson of Nielsen since January 2012. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a member of the Washington Business Forum and serves on the board of directors of Northwestern Memorial Hospital. He is a graduate of DePaul University.

Mitchell Habib	51	Mr. Habib has been the Chief Operating Officer of Nielsen and TNC B.V. since January 1, 2012. Mr. Habib served as the Executive Vice President, Global Business Services of Nielsen from its IPO in January 2011 until December 31, 2011. Mr. Habib served as Executive Vice President, Global Business Services of TNC B.V., a position he held from March 2007 until December 31, 2011. Prior to joining Nielsen, Mr. Habib was employed by Citigroup as the Chief Information Officer of its North America Consumer Business from September 2005 and prior to that its North America Credit Cards Division from June 2004. Before joining Citigroup, Mr. Habib served as Chief Information Officer for several major divisions of the General Electric Company over a period of seven years.

Brian J. West	42	Mr. West has been the Chief Financial Officer of Nielsen since May 2010. Mr. West also serves as the Chief Financial Officer of TNC B.V., a position he has held since February 2007. Prior to joining Nielsen, he was employed by the General Electric Company as the Chief Financial Officer of its GE Aviation division from June 2005. Prior to that, Mr. West held several senior financial management positions within the GE organization, including Chief Financial Officer of its GE Engine Services division, from March 2004, Chief Financial Officer of GE Plastics Lexan, from November 2002, and Chief Financial Officer of its NBC TV Stations division. Mr. West is a veteran of GE’s financial management program and spent more than 16 years with GE. Mr. West is a 1991 graduate from Siena College with a degree in Finance and holds a Masters of Business Administration from Columbia University.

Itzhak Fisher	56	Mr. Fisher has been the Executive Vice President of Nielsen since its IPO in January 2011, focusing on the acquisition of new businesses that complement our Watch and Buy strategies. Mr. Fisher also serves as Executive Vice President of TNC B.V. with a similar focus. Prior to this role, until January 2011, Mr. Fisher served as the Executive Vice President, Global Product Leadership of TNC B.V. and had overall responsibility for Nielsen’s Online, Telecom, IAG, Claritas and Entertainment businesses as well as Global Measurement Science, positions he has held since November 2008. Prior to this role, Mr. Fisher served as Executive Chairman of Nielsen Online. Prior to joining Nielsen in 2007, Mr. Fisher was an entrepreneur in high-technology businesses. He was co-founder and chairman of Trendum, a leader in internet search and linguistic analysis technologies and oversaw Trendum’s 2005 acquisition of BuzzMetrics, a market leader in online word-of-mouth research, and Trendum’s 2006 acquisition of Intelliseek. Mr. Fisher holds a Bachelor of Science degree in computer science from the New York Institute of Technology and pursued advanced studies in computer science at New York University.

Name	Age	Principal Occupation and Other Information
Jeffrey R. Charlton	50	Mr. Charlton has been the Senior Vice President and Corporate Controller of Nielsen since May 2010. Mr. Charlton also serves as Senior Vice President and Corporate Controller of TNC B.V., a position he has held since June 2009. Previously, Mr. Charlton had served as Nielsen’s Senior Vice President of Corporate Audit since joining the Company in November 2007. Prior to joining Nielsen, he spent 11 years with the General Electric Company in senior financial management positions, including Senior Vice President Corporate Finance and Controller of NBC Universal. Prior to joining GE, Mr. Charlton was employed by PepsiCo and began his career in 1983 with the public accounting firm of KPMG.

James W. Cuminale	59	Mr. Cuminale has been the Chief Legal Officer of Nielsen since its IPO in January 2011. Mr. Cuminale also serves as the Chief Legal Officer of TNC B.V., a position he has held since November 2006. Prior to joining Nielsen, Mr. Cuminale served for over ten years as the Executive Vice President—Corporate Development, General Counsel and Secretary of PanAmSat Corporation and PanAmSat Holding Corporation. In this role, Mr. Cuminale managed PanAmSat’s legal and regulatory affairs and its ongoing acquisitions and divestitures.

Mary Elizabeth Finn	51	Ms. Finn has been the Chief Human Resources Officer of Nielsen since March 2011. Ms. Finn also serves as Chief Human Resources Officer of TNC B.V., a position she has held since March 2011. Ms. Finn joined Nielsen in October 2007 as Senior Vice President—Human Resources, Global Leadership Development and in February 2010 was named Senior Vice President—Human Resources for the North America, Consumer unit. Prior to Nielsen, Ms. Finn spent 26 years at the General Electric Company principally in human resource positions. She is a 1982 graduate of Siena College, Magna Cum Laude, with a Bachelors of Science degree in Finance.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012.

Although ratification of the selection of Ernst & Young LLP is not required by U.S federal laws, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

In connection with the audit of the Company’s annual financial statements for the year ended December 31, 2011, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP performed audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP and its affiliates for the audit of our financial statements for the years ended December 31, 2011 and 2010 and fees billed for other services rendered by Ernst & Young LLP and its affiliates for those periods:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit fees(1)	$6,582,000	$7,290,471
Audit-related fees(2)	450,000	948,050
Tax fees(3)	1,282,000	1,422,000
All other fees(4)	3,000	109,000

Total	$8,317,000	$9,769,521

(1)	Fees for audit services billed or expected to be billed in relation to the years ended December 31, 2011 and 2010 consisted of the following: audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and statutory and regulatory audits.
(2)	Fees for audit-related services in the years ended December 31, 2011 and 2010 include fees related to the IPO and other SEC filings relating to securities offerings, audits of employee benefits and accounting consultations.
(3)	Fees for tax services billed in the years ended December 31, 2011 and 2010 consisted of tax compliance and tax planning and advice.
(4)	Includes specified transaction fees and certain other fees.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Audit Committee Pre-Approval Policies and Procedures

Subject to shareholder approval as may be required under Dutch law, the Audit Committee is directly responsible for the appointment and termination of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In addition, the Audit Committee is responsible for the compensation, retention and oversight of any such firm, including the resolution of disagreements between management and such firm regarding financial reporting. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, except that pre-approval is not necessary for minor non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by the Company to its auditor during the year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee. All of the services covered under “—Audit and Non-Audit Fees” were pre-approved by the Audit Committee.

The Audit Committee may form and delegate to subcommittees consisting of one or more of its members, when appropriate, the authority to pre-approve services to be provided by the independent auditors so long as the pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Karen M. Hoguet (Chairman)

Robert Pozen

Javier G. Teruel

February 22, 2012

PROPOSAL NO. 5—APPOINTMENT OF AUDITOR FOR OUR DUTCH ANNUAL ACCOUNTS

The Audit Committee has selected Ernst & Young Accountants LLP to serve as our auditor who will audit our Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2012. As required by Dutch law, shareholder approval must be obtained for the selection of Ernst & Young Accountants LLP to serve as our auditor to audit our Dutch Annual Accounts for the year ending December 31, 2012.

Representatives of Ernst & Young Accountants LLP will attend the Annual Meeting to answer appropriate questions for the year ended December 31, 2011. They will also have the opportunity to address the Annual Meeting if they desire to do so.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Ernst & Young Accountants LLP as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS THE AUDITOR WHO WILL AUDIT OUR DUTCH ANNUAL ACCOUNTS FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 6—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO ISSUE SHARES, TO GRANT RIGHTS TO SUBSCRIBE FOR SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 8, 2017

At the Annual Meeting, you will be asked to resolve on a further extension of the delegation to the Board of Directors of the irrevocable and exclusive authority of the Board of Directors to (i) issue our shares and/or grant rights to subscribe for our shares, never to exceed the number of our authorized but unissued shares, and (ii) limit or exclude the preemptive rights of shareholders with respect to the issuance of our shares and/or the grant of rights to subscribe for our shares, in each case, for a five-year period from the date of the Annual Meeting until May 8, 2017. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is validly limited or excluded. Shareholders have no preemptive rights with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of rights to acquire shares for cash, other than certain grants under employee share plans unless such right is validly limited or excluded.

If such authority is delegated by the shareholders at the Annual Meeting, the Board of Directors will have the irrevocable power to issue and/or grant rights to subscribe for our shares, never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of our shares or the grant of rights to acquire our shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the annual meeting of shareholders held on May 24, 2011, the shareholders designated the Board of Directors for a five-year period to issue and/or grant rights to subscribe for our shares, never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of our shares and/or the grant of rights to subscribe for our shares. This five-year period will expire on May 24, 2016.

If this proposal is approved by shareholders, the Board of Directors will have the irrevocable and exclusive authority to issue our shares at such price (but not less than par value), and upon such terms and conditions, as the Board of Directors in its discretion deems appropriate, based on the Board of Director’s determination of what is in the best interests of the Company at the time our shares are issued or rights to subscribe for our shares are granted. The Board of Directors will also, if this proposal is approved by the general meeting of shareholders, have the irrevocable and exclusive authority to limit or exclude preemptive rights with respect to any issuance of our shares and/or grant of rights to subscribe for our shares, in the event that the Board of Directors in its discretion believes that exclusion of preemptive rights with respect to any issuance of our shares, and/or grant of rights to subscribe for our shares, is in the best interests of the Company.

The authority of the Board of Directors to issue our shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to extend the authorization of the Board of Directors to have the irrevocable and exclusive authority to issue our shares and/or to grant rights to subscribe for our shares, until May 8, 2017. The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the Annual Meeting, is required to extend the irrevocable and exclusive authorization of the Board of Directors to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of rights to subscribe for our shares, until May 8, 2017.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXTENSION OF THE IRREVOCABLE AND EXCLUSIVE AUTHORITY OF THE BOARD OF DIRECTORS TO (I) ISSUE OUR SHARES AND/OR GRANT RIGHTS TO SUBSCRIBE FOR OUR SHARES, NEVER TO EXCEED THE NUMBER OF OUR AUTHORIZED BUT UNISSUED SHARES AND (II) LIMIT OR EXCLUDE THE PREEMPTIVE RIGHTS OF SHAREHOLDERS WITH RESPECT TO THE ISSUANCE OF OUR SHARES AND/OR GRANT OF RIGHTS TO SUBSCRIBE FOR OUR SHARES, IN EACH CASE UNTIL MAY 8, 2017.

PROPOSAL NO. 7—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 8, 2013

Under Dutch law and our Articles of Association, the Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the annual meeting of shareholders on May 24, 2011, the shareholders authorized the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price at the time of the transaction. Such authority currently expires on November 24, 2012.

The Board of Directors believes that we would benefit by extending the authority of the Board of Directors to repurchase our shares. For example, to the extent the Board of Directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by the Board of Directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, the Board of Directors proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 36 million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 8, 2013.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 8, 2013 the authorization of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) on the open market, or through privately negotiated repurchases or self-tender offers, at prices per share or depositary receipt ranging up to 110% of the market price at the time of the transaction.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXTENSION OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL (INCLUDING DEPOSITARY RECEIPTS ISSUED FOR OUR SHARES) UNTIL NOVEMBER 8, 2013 ON THE OPEN MARKET, THROUGH PRIVATELY NEGOTIATED TRANSACTIONS OR IN ONE OR MORE SELF TENDER OFFERS FOR A PRICE PER SHARE (OR DEPOSITARY RECEIPT) NOT LESS THAN THE NOMINAL VALUE OF A SHARE AND NOT HIGHER THAN 110% OF THE MOST RECENT AVAILABLE (AS OF THE TIME OF REPURCHASE) PRICE OF A SHARE (OR DEPOSITARY RECEIPT) ON ANY SECURITIES EXCHANGE WHERE OUR SHARES (OR DEPOSITARY RECEIPTS) ARE TRADED.

PROPOSAL NO. 8—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, at the 2011 annual meeting of shareholders, we submitted to our shareholders a non-binding, advisory vote on executive compensation, as well as a non-binding, advisory vote on the frequency with which shareholders believed we should submit the non-binding, advisory vote on executive compensation. A majority of the shareholders voted that the non-binding, advisory vote on executive compensation should occur every three years. However, the Board of Directors has subsequently decided to propose at the 2012 annual meeting of shareholders the approval of the compensation paid to the named executive officers. Accordingly, we are again including in the Proxy Materials a separate resolution regarding the compensation of our named executive officers as disclosed pursuant to the SEC rules. While the results of this vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The language of the resolution is as follows:

“RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION, IS HEREBY APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in “Executive Compensation—Compensation Discussion and Analysis.”

In particular, as discussed in “Executive Compensation—Compensation Discussion and Analysis,” shareholders should note the following:

•	Our executive compensation program is designed to closely link rewards to executives with performance that leads to the creation of shareholder value.

•

In particular, a substantial portion of compensation for our senior executives consists of performance-based compensation, such as annual cash incentives and long-term equity incentives, which play a significant role in aligning management’s interests with those of our shareholders.

•

Our annual cash incentives for our senior executives are determined on the basis of our Adjusted EBITDA performance (excluding impact of currency), with consideration given to our cash flow performance relative to our budget and to qualitative individual performance factors.

•	Our long-term equity incentives for our senior executives include options that vest based on the executive’s continued service with us over time.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

The following discusses the compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for 2011. We refer to these individuals as our “Named Executive Officers.”

Prior to the completion of the IPO, The Nielsen Company B.V. had a compensation committee consisting of Messrs. Chae (as Chairman), Attwood, Healy, Navab, Schoen (the “Former Compensation Committee”). The Former Compensation Committee was responsible for setting, reviewing and evaluating compensation, and related performance and objectives, of our senior management team prior to the completion of the IPO. Mr. Chae became Chairman of the Former Compensation Committee in 2010 and continued as Chairman following the IPO through the end of 2011. Effective upon the IPO, Ms. Hoguet and Mr. Teruel became members of the Compensation Committee. Mr. Attwood became Chairman of the Compensation Committee in 2012.

References in this section to the “Compensation Committee” are to the Former Compensation Committee prior to the completion of the IPO and to the Compensation Committee of Nielsen after the completion of the IPO.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers for fiscal year 2011 should be read together with the compensation tables and related disclosures.

Strong financial performance and the creation of long-term shareholder value are our primary objectives. Executive rewards are closely tied to achievement of these objectives. Nielsen continued to deliver strong financial performance in 2011.

•	Revenues for the year grew 8% to $5,532 million, up 6% in constant currency.*

•	Adjusted EBITDA for the year grew 10% to $1,546 million, up 8% in constant currency.*

•	Cash flows from operations increased to $641 million for the year ended December 31, 2011, from $543 million for the year ended December 31, 2010.

*	For a discussion of constant currency and a reconciliation of net income to Adjusted EBITDA see pages 37 through 39 of our Annual Report on Form 10-K.

The Compensation Committee approved our executive compensation program. With the exception of our Chief Executive Officer, David Calhoun, who has a role in determining the compensation of the other Named Executive Officers, none of the Named Executive Officers are members of the Compensation Committee or have any role in determining the compensation of Named Executive Officers.

When Nielsen hires an executive officer, Mr. Calhoun reviews the compensation of the executive at his or her prior company, the expected contribution of the executive to the Company’s strategic goals, and the compensation of similarly situated executives at the Company. For executives already employed by Nielsen, Mr. Calhoun makes annual incentive recommendations considering the extent to which Nielsen met its financial objectives, and the extent to which each executive met his or her performance objectives and has contributed to the success of the Company. Mr. Calhoun also reviews the base salaries of executives considering each executive’s job performance, the extent to which the scope or complexity of his or her responsibilities has changed, his or her pay positioning relative to other executives in the Company, and to the external market. While the review of base salaries occurs annually, actual salary increases for executives generally occur in intervals of 24 months or more. Mr. Calhoun reviews his recommendations with the Compensation Committee prior to requesting approval.

Executive Compensation Program Objectives and Overview

The Compensation Committee annually reviews Nielsen’s executive compensation program to ensure that the program:

•	rewards and incents performance that creates long-term shareholder value; and

•	supports achievement of Nielsen’s financial and operational goals by attracting, motivating and retaining key executives with outstanding talent and ability.

Nielsen’s executive compensation program is comprised of three primary elements: base salary, annual cash incentives and long-term equity incentive awards. In 2011, we introduced changes that better align the executive compensation program with the interests of our public shareholders. Specifically, we made the first long-term equity awards under the Stock Incentive Plan approved in 2010 and expect that in the future, equity incentives will be a prominent element of the reward mix for our Named Executive Officers. We also reduced the perquisite benefits offered to Named Executive Officers. These changes are described in more detail below.

Base salary and annual cash incentives are designed to attract and retain key talent and to motivate executives to meet annual performance goals. Long-term equity incentives are designed to align executive interests with strategic goals and the creation of sustained shareholder value. We also believe that they are an important element in attracting and retaining top talent. Additionally, Nielsen provides certain perquisites and severance benefits, which allow executives to focus on business performance.

Nielsen’s philosophy is to align compensation with performance. Therefore, performance-based compensation such as annual cash incentives and long-term equity incentives constitute a substantial portion of compensation for executives. The proportion of long-term equity incentives in the total compensation mix was enhanced in 2011 with the award of stock option grants to executives under the 2010 Stock Incentive Plan. The Compensation Committee believes that these compensation elements are aligned with Nielsen’s executive compensation objectives and business goals. Financial performance and results are key factors in assessing the performance of Named Executive Officers but we consider other qualitative measures such as leadership impact and demonstration of our core values – Simple, Open, Integrated. Generally, we do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. In consultation with Frederic W. Cook & Co., Inc. (“Cook”) we established a peer group of companies (Thomson Reuters, McGraw Hill, DirectTV, Fiserv, Equifax, Dun and Bradstreet, Gartner, Verisk Analytics, IHS, MSCI, Factset Research Systems, Solera Holdings), which we consider as one of many factors, but not the determining factor, in making decisions about compensation for our Named Executive Officers.

In 2011, the Compensation Committee continued to engage Cook as its independent executive compensation consultant. In this capacity in 2011, Cook provided a competitive perspective on executive officer compensation structures and levels, as well as company-wide equity usage and dilution ranges; board of director compensation arrangements, including both structure and magnitude; advice on post-IPO cash and stock incentive plans, long-term incentive grant guidelines and award terms; and executive stock ownership guidelines. Cook performs no services directly for management and meets regularly with the Compensation Committee in Executive Session.

Say on Pay

Of the votes cast at last year’s shareholders’ meeting, 99.9% voted to approve the compensation paid to the Named Executive Officers. Accordingly, no changes were made to the structure of the executive compensation plans and programs of the Company. The Company routinely re-evaluates the compensation of its executives and makes changes to the amounts paid or opportunities provided to its executives consistent with market practice, job performance and the needs of the Company.

At last year’s shareholders’ meeting, a majority of shareholders voted for a triennial vote to approve the compensation of our Named Executive Officers. The Board has carefully considered the vote and has decided to, again this year, submit a separate shareholder resolution to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed pursuant to SEC rules.

Consideration of Risk

We assessed our pay practices and incentive programs to identify potential risks and found that they are designed on sound principles, which serve to safeguard against excessive risk-taking. Our compensation programs are appropriately balanced between short and long-term rewards and between fixed and variable components. We establish financial targets for annual cash incentives, which are tied to realistic, planned business growth goals that are approved by the Compensation Committee. We exercise discretion in determining individual incentive payments to enable us to adjust compensation based on qualitative factors. Executives are encouraged to focus on long-term shareholder value through the grant of long-term equity awards and executive officers are required to maintain designated levels of share ownership.

Current Executive Compensation Program Elements

Base Salaries

We view base salary as a significant factor in retaining and attracting talented employees. In determining the amount of base salary that each Named Executive Officer receives, we review the total compensation that the executive has received in the past, whether the executive’s position or scope of responsibilities have changed, and how his or her position relates to the base salary of other executives. Base salaries are reviewed annually or at some other appropriate time by the Compensation Committee and may be increased from time to time pursuant to such review. In general, salary increases for executives are implemented over a 24-month cycle.

On February 25, 2011, the Compensation Committee reviewed the base salaries of our Named Executive Officers and approved the following increases to be effective March 1, 2011.

Mr. Habib’s annual base salary was raised from $750,000 to $875,000.

Mr. West’s annual base salary was raised from $760,000 to $850,000.

Ms. Whiting’s annual base salary was raised from $900,000 to $950,000.

In approving these increases, the Compensation Committee considered, among other factors, the sustained high performance of each individual over the prior three years and the length of time since the individual’s last salary increase, which was over 30 months in each case.

In determining base salary levels, the Compensation Committee considers Mr. Calhoun’s recommendations for Named Executive Officers other than himself. In the case of Mr. Calhoun, Nielsen has entered into an employment agreement that sets the level of his base salary as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreement with Mr. David L. Calhoun”.

The Compensation Committee believes that the base salary levels of Nielsen’s executives are reasonable in view of peer group practices, Nielsen’s performance and the contribution of those executives to that performance.

Signing Bonuses

In certain circumstances, the Compensation Committee may approve signing bonuses to executives in order to attract or retain talented employees for key positions.

Annual Cash Incentives

In 2010, we implemented the Nielsen Holdings Executive Annual Incentive Plan (“AIP”), which is an annual cash incentive plan intended to comply with Section 162(m) of the Internal Revenue Code. Under the plan, we are able to provide certain of our employees with cash incentive compensation based upon the achievement of pre-established performance goals.

Under the provisions of the AIP, the Compensation Committee approved an annual cash incentive program for executives for 2011. The bonus pool is funded based on the Adjusted EBITDA performance (excluding impact of currency) as indicated in the table below.

	Target Amount ($ millions)	Actual Amount Achieved ($ millions)	Percent of Target Realized	Bonus Pool Fund as % of Bonus Targets
Adjusted EBITDA (excluding impact of currency)(1)	$1,507	$1,502	99.7%	105%

(1)	Adjusted EBITDA reflects earnings before interest, taxes, depreciation and amortization adjusted for unusual and non-recurring items, restructuring, goodwill impairment and stock-based compensation. As shown above, Adjusted EBITDA excludes the impact of foreign exchange and, as a result, differs from the calculation of Adjusted EBITDA presented in our Annual Report on Form 10-K for the year ended December 31, 2011 previously filed with the SEC. According to the AIP provisions, at 99.7% performance, the performance pool increases at a rate proportional to the rate of EBITDA growth from 2010 to 2011.

In addition, cash flow is a factor to be considered by the Compensation Committee in consultation with Mr. Calhoun, and may result in a reduction of the bonus pool by up to 30% upon failure of Nielsen to achieve cash flow objectives in the annual plan. The annual cash incentive program does not provide for increasing the bonus pool based upon cash flow performance. Nielsen achieved its cash flow objectives for 2011 and accordingly no reduction was made to the 2011 bonus pool.

The target bonus amounts for the Named Executive Officers (as reflected below in the Grants of Plan-Based Awards in 2011 Table) were based on payouts made under the 2010 annual cash incentive program with a de minimis adjustment for discontinued perquisites. When determining the actual annual incentives to be paid to the Named Executive Officers, the Compensation Committee may determine that higher or lower amounts should be awarded in light of the Company’s overall performance, individual performance, and qualitative leadership factors.

For 2011, the Compensation Committee considered Mr. Calhoun’s leadership of the Company, his leadership in transitioning the Company from private to public, his continued focus on cost management, re-investment in the business and growth (particularly in the developing markets), his work with clients and key client wins, the growth and broadening of the Company’s products, key strategic acquisitions, leadership development, and the establishment and progress of relationships with other companies with whom we do business.

For Mr. West, the Compensation Committee considered his strong performance and functional leadership, his effective leadership of high performing businesses, his leadership in strengthening cash management, and the establishment of a well-respected Investor Relations organization. He continued to upgrade leadership and talent throughout the Finance organization.

For Mr. Habib, the Compensation Committee considered his continued leadership of the Global Business Services organization and functional leadership, his introduction of technological innovations for the benefit of our clients, his continued productivity contributions around the globe, and his work with clients on quality enhancements. Mr. Habib’s role in leading global technology, engineering, operations, measurement science and business process improvement was recognized by his appointment as Chief Operating Officer effective January 1, 2012.

For Ms. Whiting, the Compensation Committee considered her leadership and representation of Nielsen with external organizations and associations, her progress in the fields of diversity and corporate responsibility, and the upgrade of talent in the Marketing organization. She continued to provide leadership of the Nielsen brand and led the development of major reports on segments of consumers.

For Mr. Cuminale, the Compensation Committee considered his strong performance and leadership of the legal function, his role in providing guidance on governance, and his critical role in business development and in bringing several strategic acquisitions to fruition.

On February 25, 2011, the Compensation Committee determined to award each of Messrs. West and Cuminale a one-time discretionary bonus equal to $250,000 in recognition of performance in connection with the completion of our IPO in January 2011.

Long-Term Equity Incentive Awards

We believe that the long-term compensation of our senior executives should be directly linked to our ability to provide value to our shareholders over the long-term.

Prior to the completion of our IPO, we offered the opportunity to purchase common stock and provided equity awards through stock options and, in limited circumstances, restricted stock units (“RSUs”). Executives selected to participate in the 2006 Stock Acquisition and Option Plan (as described below) were asked to invest in the Company by purchasing common stock. The number of shares purchased by each of the Named Executive Officers was as follows: Mr. Calhoun (1,250,000), Mr. Habib (109,375), Mr. West (78,125), Mr. Cuminale (187,500) and Ms. Whiting (62,500).

The amount of common stock initially offered for purchase was based upon the executive’s position in the Company and his or her current impact and projected future impact on the Company. Once the executive purchased common stock at the fair market value as determined by the Executive Committee of The Nielsen Company B.V., a designated number of stock options were granted to the executive. The majority of these options were granted at an exercise price equal to the “fair market value” as determined by the Executive Committee of The Nielsen Company B.V., while a smaller amount were granted at an exercise price equal to two times the “fair market value.” The remaining unvested options under the 2006 Stock Acquisition and Option Plan will become exercisable on December 31, 2012 and December 31, 2013 if the executive is employed by the Company on those dates.

Shares of common stock that are acquired pursuant to the 2006 Stock Acquisition and Option Plan are subject to the Management Stockholder’s Agreement (“MSA”). This agreement placed restrictions on the shareholder’s right to transfer and vote his or her shares, originally until such time as the Sponsors completed a secondary public offering of shares, at which time participant shares would have been released from restrictions in the same proportion as the Sponsors’ sale. But in June 2011, the Compensation Committee approved an amendment to the MSA to offer executives a more predictable schedule for the release of restrictions on their shares and stock options. The amendment was approved in conjunction with the establishment of share ownership guidelines (as described below). In making this decision, the Compensation Committee considered the time period over which executives had already held their shares with sale restrictions and the size of the personal investment each had made to acquire those shares.

Each Named Executive Officer accepted the amendment, which releases restrictions on a third of his or her shares and vested stock options upon the closing of a secondary offering by the Sponsors, another third of his or her shares five months following the secondary offering and all remaining shares and stock options on January 1, 2013. If there is no secondary offering by the Sponsors prior to January 1, 2013, 100% of the Named Executive Officers’ shares and stock options under the 2006 Stock Acquisition and Option Plan are released from sale restrictions on January 1, 2013. Sales of shares are subject to insider trading rules, vesting and ownership guidelines. By accepting the amendment, the Named Executive Officers gave up their “piggy back” and “tag along” rights to participate in any future sales or public offerings implemented by the Sponsors.

To ensure strong alignment of executive interests with the long-term interests of shareholders, the Compensation Committee approved a requirement that executives accumulate and maintain a meaningful level of stock ownership in the Company. The Compensation Committee reviewed benchmark information furnished by Cook and approved the following share ownership guidelines for the Named Executive Officers. We believe the guidelines represent best practice and accomplish the goal of aligning executive interests with those of shareholders. All Named Executive Officers currently meet the guidelines.

Name	Guideline	Guideline Shares	Share Ownership*
Mr. Calhoun	6 x Salary	305,000	1,250,000
Mr. Habib	3 x Salary	82,000	135,855
Mr. West	3 x Salary	79,000	79,125
Mr. Cuminale	3 x Salary	58,000	187,500
Ms. Whiting	3 x Salary	89,000	112,089

*	Eligible shares are directly-owned shares, jointly-owned shares, beneficially-owned shares held indirectly, and shares held in the 401(k) plan.

Prior to the completion of our IPO, our Board of Directors adopted, and shareholders approved, a new equity incentive plan, the 2010 Stock Incentive Plan, which provides for grants of equity to the Company’s employees, directors and other service providers. The 2010 Stock Incentive Plan is the source of new equity-based awards and permits us to grant to our key employees, including our Named Executive Officers, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other awards based on shares of our common stock. On May 11, 2011, the Compensation Committee approved a grant of awards to selected employees, including our Named Executive Officers, as reflected in the Grants of Plan-Based Awards in 2011 table below. These options will vest on a time basis ratably over four years on May 11 of each of 2012, 2013, 2014 and 2015. In the future, the Compensation Committee may consider awarding additional or alternative forms of equity awards to our Named Executive Officers, although no decisions regarding the composition of future equity awards have been made at this time.

Perquisites

We provide our Named Executive Officers with limited perquisites, reflected in the “All Other Compensation” column of the Summary Compensation Table and described in the footnotes. Named Executive Officers may claim financial planning and executive health examination expenses, capped each year at $15,000 and $2,500, respectively. In certain circumstances, where necessary for business purposes, we also provide reimbursement for club membership fees.

In 2011, we eliminated car allowances and the tax gross-ups on all perquisites. For each Named Officer, other than Mr. Calhoun, we provided a one-time cash payment in 2011 equal to the value of the forgone perquisites and tax gross-ups which are reflected in the “All Other Compensation” column of the Summary Compensation Table and described in the footnotes.

Severance and Other Benefits Upon Termination of Employment or Change in Control

We believe that severance protections play a valuable role in attracting and retaining key executive officers. Accordingly, we provide these protections to our Named Executive Officers. Since 2007, we have offered these protections in conjunction with participation in our 2006 Stock Acquisition and Option Plan. In the case of Mr. Calhoun, these benefits are provided under his employment agreement, which is described in further detail below under the section “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Agreement with Mr. David L. Calhoun.” The Compensation Committee considers these severance protections to be an important part of an executive’s compensation. Consistent with his responsibilities as Chief Executive Officer and with competitive practice, Mr. Calhoun’s severance protections are higher than those of the other Named Executive Officers.

In the event of a change in control, stock options subject to time-vesting and certain stock options subject to performance-vesting will vest in full. Certain other stock options subject to performance-vesting may vest depending upon the financial return to the Sponsors. These benefits are described in further detail below in the section entitled “Potential Payments Upon Termination or Change in Control”.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (or any amendment thereto).

Submitted by the Compensation Committee of the Company’s Board of Directors: February 22, 2012.

James A. Attwood, Jr. (Chairman)

Michael S. Chae

Patrick Healy

Karen M. Hoguet

Alexander Navab

Scott A. Schoen

Javier G. Teruel

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this proxy statement, no member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director, or member of the Compensation Committee (or other committee serving an equivalent function), of an organization, which has an executive officer also serving as a member of our Board or Compensation Committee.

Summary Compensation Table

The following table presents information regarding compensation to our Named Executive Officers for fiscal years 2011, 2010 and 2009.

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Calhoun	2011	1,625,000	2,004,039	—	7,078,500	3,750,000	—	38,153	14,495,692
Chief Executive	2010	1,625,000	8,004,039	—	1,195,000	3,375,000	—	16,329	14,215,368
Officer	2009	1,687,500	2,004,039	—	—	2,500,000	—	134,682	6,326,221

Mitchell Habib	2011	855,289	—	—	1,905,750	1,600,000	—	1,284,704	5,645,743
Chief Operating	2010	750,000	—	—	—	1,500,000	—	41,732	2,291,732
Officer (Executive Vice President in 2011)	2009	778,846	—	1,000,000	—	1,200,000	—	71,890	3,050,736

Brian West	2011	835,808	250,000	—	1,361,250	1,350,000	—	63,805	3,860,863
Chief Financial	2010	760,000	—	—	491,000	1,250,000	—	52,090	2,553,090
Officer	2009	789,231	—	—	—	1,000,000	—	61,742	1,850,973

James Cuminale	2011	625,000	250,000	—	1,361,250	875,000	—	62,433	3,173,683
Chief Legal Officer

Susan Whiting	2011	942,115	—	—	1,089,000	950,000	28,691	75,566	3,085,372
Vice Chairperson	2010	900,000	—	—	—	900,000	52,500	393,067	2,245,567
	2009	934,615	—	—	—	850,000	29,718	176,242	1,990,575

(1)	For the years 2009 and 2011, the amounts shown for Mr. Calhoun represent installment payments of his signing bonus under his original employment agreement. For 2010, the amount shown reflects the installment payment of the signing bonus for that year of $2,004,039 and an additional signing bonus of $6,000,000 Mr. Calhoun received in connection with the execution of his restated employment agreement (see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table—Employment Arrangement with Mr. David L. Calhoun”). For Messrs. West and Cuminale, the amounts shown represent one-time discretionary bonuses awarded to each in recognition of their contribution to our IPO.
(2)	Represents the aggregate grant date fair value of options awarded to the Named Executive Officers calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see the discussion of option awards contained in Note 12 “Share-Based Compensation” to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011 previously filed with the Securites and Exchange Commission. All numbers exclude estimates of forfeitures.
(3)	The amount indicated for Ms. Whiting represents the actuarial change in pension value during 2011 relating to the Nielsen qualified plan and non-qualified excess plan.
(4)	For 2011, Mr. Calhoun’s amount includes financial planning expenses unclaimed in 2010 ($15,000), 2011 financial planning expenses ($15,000), 401(k) retirement plan contributions ($7,350) and executive health examination expenses ($803). Mr. Habib’s amount includes financial planning expenses ($7,718), a one–time cash payment to compensate for permanent loss of perquisites and tax gross-ups ($30,000), 401(k) retirement plan contributions ($7,350), relocation expenses ($774,848) and tax gross-ups on relocation ($464,788)). Mr. West’s amount includes financial planning expenses ($15,000), a one-time cash payment to compensate for permanent loss of perquisites and tax gross-ups ($40,000), 401(k) retirement plan contributions ($7,350) and executive health examination expenses ($1,455). Mr. Cuminale’s amount includes financial planning expenses unclaimed in 2010 ($3,673), financial planning expenses in 2011 ($15,000), a one-time cash payment to compensate for permanent loss of perquisites and tax gross-ups ($35,000), 401(k) retirement plan contributions ($7,350) and executive health examination expenses ($1,410). Ms. Whiting’s amount includes financial planning expenses ($9,400), a one-time cash payment to compensate for permanent loss of perquisites and tax gross-ups ($45,000), 401(k) retirement plan contributions ($5,356), relocation expenses ($10,941), club membership expenses ($4,109) and executive health examination expenses ($760).

Grants of Plan-Based Awards in 2011

The following table presents information regarding grants to our Named Executive Officers during the fiscal year ended December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
David Calhoun		—	3,375,000	—	—	—	—
	5/11/2011	—	—	—	650,000	30.19	7,078,500
Mitchell Habib		—	1,530,000	—	—	—	—
	5/11/2011	—	—	—	175,000	30.19	1,905,750
Brian West		—	1,290,000	—	—	—	—
	5/11/2011	—	—	—	125,000	30.19	1,361,250
James Cuminale		—	835,000	—	—	—	—
	5/11/2011	—	—	—	125,000	30.19	1,361,250
Susan Whiting		—	945,000	—	—	—	—
	5/11/2011	—	—	—	100,000	30.19	1,089,000

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table

Employment Agreement with Mr. David L. Calhoun

On August 22, 2006, we entered into an employment agreement with Mr. David L. Calhoun, our Chief Executive Officer, which was amended effective as of September 14, 2006 (as amended, the “Original Agreement”). His employment agreement was amended and restated effective December 15, 2008, and amended and restated again effective October 27, 2010 (the “Restated Agreement”).

The Restated Agreement has an employment term, which commenced as of October 27, 2010 and, unless earlier terminated, will continue until December 31, 2014. Under the Restated Agreement, Mr. Calhoun is entitled to a base salary of $1,625,000, subject to such increases, if any, as may be determined by the Compensation Committee. He is eligible to earn an annual bonus under the Company’s Executive Annual Incentive Plan as determined by the Board of Directors based upon the achievement of financial and individual performance goals. Mr. Calhoun’s starting reference point for determining his 2011 annual incentive is equal to his annual incentive award payable in respect of the 2010 fiscal year, which was $3,375,000.

In connection with entering into the Original Agreement, Mr. Calhoun became entitled to a signing bonus of $10,613,699, which was to be paid in installments annually through January 1, 2012 (the “Original Signing Bonus”). Mr. Calhoun received the final installment of his Original Signing Bonus on January 13, 2012.

In connection with entering into the Restated Agreement, Mr. Calhoun received an additional signing bonus of $6,000,000, which he must repay in full if Mr. Calhoun’s employment terminates for any reason prior to January 1, 2013. If Mr. Calhoun’s employment terminates for any reason after January 1, 2013 but prior to January 1, 2015, Mr. Calhoun must repay a portion of this signing bonus, pro-rated based on the number of years he has worked following January 1, 2013.

Under the terms of the Original Agreement, Mr. Calhoun was entitled to receive a lump sum deferred compensation benefit from the Company in the amount of $14,500,000 upon the earlier of his termination of employment or January 1, 2012, with interest accrued through such payment date, less any deferred compensation benefits he receives from previous employment. This provision was intended to offset the loss of supplemental executive retirement benefits at his prior employer. Pursuant to this provision, a lump sum payment of $18,678,537 was made to Mr. Calhoun on January 6, 2012. Beginning January 1, 2012, the Restated Agreement requires Nielsen to accrue $1,000,000 per year as an additional deferred compensation benefit for Mr. Calhoun. Any amounts so accrued will be payable to him on the earlier of January 1, 2015 or the termination of his employment.

Pursuant to the Original Agreement, Mr. Calhoun received an option grant to purchase 4,375,000 shares of Company common stock. The amount of his option grant was determined by the Compensation Committee in connection with Mr. Calhoun’s $20,000,000 investment in the Company. At the time of Mr. Calhoun’s investment, the Compensation Committee determined that a grant of options would be appropriate in order to further incentivize Mr. Calhoun and align his interests more closely with those of the Company and its equity holders. While there is no formal policy for the granting of options in connection with an equity investment, the Compensation Committee determined that a ratio of slightly less than 1 to 5 (i.e., 625,000 options for every $3,000,000 invested in the Company) was appropriate in light of Mr. Calhoun’s particular circumstances, including his early departure from his prior employer and the critical nature of his position with, and the extent of his financial commitment to, the Company and the risks related thereto. The exercise prices of the options were determined pursuant to the Compensation Committee’s goal of aligning Mr. Calhoun’s interests with those of the Company and its equity holders. Specifically, 3,750,000 of the options were given an exercise price of $16 per share, which was the fair value of our common stock on the date of the grant. The remaining 625,000 options were given an exercise price of $32 per share, which was twice the fair value of our common stock on the date of the grant, in order to incentivize Mr. Calhoun to increase the value of the Company to above $32 per share. One-half of the options are time-vested options and the other one-half are performance-vested options. The portion of the option grant subject to time-based vesting became vested and exercisable as to 5% of the shares of common stock subject thereto on the grant date and 19% vest and become exercisable on the last day of each of the next five calendar years. The portion of the option grant subject to performance-based vesting became vested and exercisable as to 5% of the shares of common stock subject thereto on December 31, 2006 and 19% vest and become exercisable on the last day of each of the next five calendar years based on the achievement of Management EBITDA targets. The terms of the option grant subject to performance-based vesting were amended in 2009 as reflected under “Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards” above. The terms of all options granted to Mr. Calhoun pursuant to the 2006 Stock and Acquisition Plan were amended by the Restated Agreement to provide that any such vested options will continue to be exercisable until the later of ninety days after the date of any termination of Mr. Calhoun’s employment, or the original expiration date of such options as provided for in the applicable award agreements.

Under the Restated Agreement, Mr. Calhoun is entitled to the following payments and benefits in the event of a termination by reason of his death or “disability”, by us without “cause” or by Mr. Calhoun for “good reason” (as such terms are defined in the Restated Agreement) during the employment term: (1) subject to his compliance with certain restrictive covenants, an amount equal to two times the sum of (A) his annual base salary and (B) the greater of either the annual bonus paid in respect of the fiscal year preceding the fiscal year in which the termination occurs or the annual bonus paid in respect of the 2010 fiscal year, provided that such payment is in lieu of any other benefits to which Mr. Calhoun might otherwise be entitled; (2) a pro-rata annual bonus for the year of termination based on attainment of performance goals; (3) payment of any vested or accrued deferred compensation benefits; (4) a pro-rata payment of the next installment (if any) of his Original Signing Bonus and (5) continued health and welfare benefits for up to two years at our cost.

Mr. Calhoun is restricted, for a period of two years following termination of employment with us, from soliciting or hiring our employees, competing with us, or soliciting our clients. He is also subject to a non-disparagement provision.

On February 25, 2010, Mr. Calhoun was granted 156,250 stock options under the 2006 Stock Acquisition and Option Plan. These stock options have a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and vest ratably on December 2010, 2011 and 2012.

On May 11, 2011 Mr. Calhoun was granted 650,000 stock options under the 2010 Stock Incentive Plan. These stock options have a strike price equal to $30.19 per share, the fair market value of a Company share on the date of grant and will vest ratably on May 11 of 2012, 2013, 2014 and 2015.

Employment Arrangement with Mr. Mitchell Habib

On March 1, 2007, Mr. Mitchell Habib joined the Company as Executive Vice President for Global Business Services. Under his written offer letter, Mr. Habib was provided a base salary of $600,000, effective on his start date, subject to annual review with other Company executives. Per the terms of the letter, Mr. Habib was eligible to earn a target annual bonus of $900,000 based upon the achievement of both financial and individual performance goals. Effective January 1, 2008, Mr. Habib’s starting reference point for determining his annual cash incentive is the prior year’s award. His offer letter also provided for relocation expenses. In 2011 Mr. Habib relocated from his Cincinnati-based office to our offices in Wilton, Connecticut and was reimbursed for costs associated with this move. Additionally, Mr. Habib received a one-time, lump sum payment of $500,000 shortly after he joined the Company. In connection with joining Nielsen, he also became entitled to purchase 109,375 shares of common stock for fair market value at the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in March 2007. In addition, Mr. Habib received a stock option grant of 492,187 shares subject to the subsequent purchase of the common stock. 421,875 of the stock options were granted at $16 per share and 70,312 were granted at $32 per share.

On June 19, 2009, Mr. Habib was granted 62,500 restricted stock units under the 2006 Stock Acquisition and Option Plan that vest ratably on December 31, 2010, 2011 and 2012.

On May 11, 2011, Mr. Habib was granted 175,000 stock options under the 2010 Stock Incentive Plan. These stock options have a strike price equal to $30.19 per share, the fair market value of a Company share on the date of grant, and will vest ratably on May 11 of 2012, 2013, 2014 and 2015.

Employment Arrangement with Mr. Brian West

On February 23, 2007, Mr. Brian West joined the company as Chief Financial Officer. Under his written offer letter, Mr. West was provided a base salary of $700,000, effective on his start date, subject to annual review along with other Company executives. Mr. West was eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of both financial and individual performance goals. Effective January 1, 2008, Mr. West’s starting reference point for determining his annual cash incentive is the prior year’s award. Additionally, Mr. West received a one-time, lump sum payment of $2,400,000 in consideration of his outstanding long-term incentive, restricted stock unit and stock option awards granted by his prior employer. He also became entitled to receive a lump sum deferred compensation benefit from the Company equal to $1,600,000 with interest credited at the rate of 5.05%, less the actuarially equivalent value with regard to any amount he receives or is entitled to receive from the deferred compensation benefit from his prior employer. This provision was intended to offset the loss of supplemental executive retirement benefits at his prior employer. Pursuant to this provision, a lump sum payment of $2,061,800 was made to Mr. West on January 6, 2012. In connection with joining Nielsen, he also became entitled to purchase 78,125 shares of common stock for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in March 2007. In addition, Mr. West received a stock option grant of 546,875 shares subject to the subsequent purchase of the common stock. 468,750 of the stock options were granted at $16 per share and 78,125 were granted at $32 per share.

On March 18, 2010, Mr. West was granted 62,500 stock options under the 2006 Stock Acquisition and Option Plan. These stock options have a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and vest ratably on March 18 of 2011, 2012 and 2013.

On May 11, 2011, Mr. West was granted 125,000 stock options under the 2010 Stock Incentive Plan. These stock options have a strike price equal to $30.19 per share, the fair market value of a Company share on the date of grant, and will vest ratably on May 11 of 2012, 2013, 2014 and 2015.

Employment Arrangement with Mr. James Cuminale

On November 13, 2006, Mr. James Cuminale joined the Company as Chief Legal Officer. Under his written offer letter, Mr. Cuminale was provided a base salary of $500,000, effective on his start date, subject to annual review along with other Company executives. Mr. Cuminale was eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of both financial and individual goals. Effective January 1, 2008, Mr. Cuminale’s starting reference point for determining his annual cash incentive is the prior year’s award. In connection with joining Nielsen, he became entitled to purchase 187,500 shares of common stock of Nielsen for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in February 2007. In addition, Mr. Cuminale received a stock option grant of 437,500 shares subject to the subsequent purchase of the common stock. 375,000 of the stock options were granted at $16 per share and 62,500 were granted at $32 per share.

On March 18, 2010, Mr. Cuminale was granted 62,500 stock options under the 2006 Stock Acquisition and Option Plan. These stock options have a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and will vest ratably on March 18 of 2011, 2012 and 2013.

On May 11, 2011, Mr. Cuminale was granted 125,000 stock options. These stock options have a strike price equal to $30.19 per share, the fair market value of a Company share on the date of grant, and vest ratably on May 11 of 2012, 2013, 2014 and 2015.

Employment Arrangement with Ms. Susan Whiting

On December 4, 2006, we entered into a written employment arrangement with Ms. Susan Whiting.

Under the written employment arrangement, Ms. Whiting was provided a base salary of $850,000 effective November 13, 2006, subject to increase, if any, as may be determined by the Company. Ms. Whiting was eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of performance goals based upon Management EBITDA to be determined in good faith in consultation with the Chief Executive Officer. Effective January 1, 2008, Ms. Whiting’s starting reference point for determining her annual incentive is the prior year’s award. In connection with entering into the written employment arrangement, Ms. Whiting became entitled to purchase 62,500 shares of common stock for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in February 2007. In addition, Ms. Whiting received a stock option grant of 656,250 shares subject to her purchase of the common stock. 562,500 of the stock options were granted at $16 per share and 93,750 were granted at $32 per share. Ms. Whiting was also granted 62,500 time-vested restricted stock units, 20% of which vested on the grant date of January 15, 2007 and the remainder vested ratably on January 15 of 2008, 2009, 2010 and 2011.

On May 11, 2011, Ms. Whiting was granted 100,000 stock options. These stock options have a strike price equal to $30.19 per share, the fair market value of a Company share on the date of grant, and vest ratably on May 11 of 2012, 2013, 2014 and 2015.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2011.

	Option Awards						Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (b)(1)	Number of Securities Underlying Unexercised Options Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)(1)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
David Calhoun	11/22/2006	2,681,250	712,500	356,250	16	11/22/2016	—	—
	11/22/2006	446,875	118,750	59,375	32	11/22/2016	—	—
	2/25/2010	104,166	52,084	—	18.4	2/25/2020	—	—
	5/11/2011	—	650,000	—	30.19	5/11/2018	—	—

Mitchell Habib	3/21/2007	301,641	80,156	40,078	16	3/21/2017	—	—
	3/21/2007	50,273	13,360	6,679	32	3/21/2017	—	—
	6/19/2009	—	—	—	—	—	20,834	618,561
	5/11/2011	—	175,000	—	30.19	5/11/2018	—	—

Brian West	3/21/2007	335,156	89,062	44,532	16	3/21/2017	—	—
	3/21/2007	55,861	14,843	7,421	32	3/21/2017	—	—
	3/18/2010	20,833	41,667	—	18.4	3/18/2020	—	—
	5/11/2011	—	125,000	—	30.19	5/11/2018	—	—

James Cuminale	2/2/2007	268,125	71,250	35,625	16	2/2/2017	—	—
	2/2/2007	44,687	11,875	5,938	32	2/2/2017	—	—
	3/18/2010	20,833	41,667	—	18.4	3/18/2020	—	—
	5/11/2011	—	125,000	—	30.19	5/11/2018	—	—

Susan Whiting	2/2/2007	402,187	106,875	53,438	16	2/2/2017	—	—
	2/2/2007	67,031	17,812	8,907	32	2/2/2017	—	—
	5/11/2011	—	100,000	—	30.19	5/11/2018	—	—

(1)	The option awards are subject to vesting schedules as follows: For all Named Executive Officers, for the option awards with exercise prices of $16 and $32, 5% vested on the grant date; 19% were scheduled to vest on each of the five anniversaries of December 31, 2006, 50% of which were subject to performance vesting based on the achievement of pre-established EBITDA targets. 2008 performance did not meet the pre-established target. Performance-based options for this year will not vest unless there is a change in control. Performance in 2010 and 2011 did not meet the pre-established targets. Performance-based options for these years converted to time-based options and will vest on December 31, 2012 and December 31, 2013, respectively. For Mr. Calhoun, the option awards with an exercise price of $18.40 vest one-third each year on December 31 of 2010, 2011 and 2012. For Messrs. West and Cuminale, the option awards granted with an exercise price of $18.40 vest one-third on March 18 of 2011, 2012 and 2013. The option awards with an exercise price of $30.19 will vest ratably on May 11 of 2012, 2013, 2014 and 2015.
(2)	On June 19, 2009, Mr. Habib was granted 62,500 restricted stock units under the 2006 Stock Acquisition and Option Plan that vest ratably on December 31, 2010, 2011 and 2012. The amount shown represents the unvested portion valued at the closing price of Nielsen stock on December 30, 2011.

Option Exercises and Stock Vested in 2011

The following table presents information regarding the value realized by each of our Named Executive Officers upon the exercise of option awards or the vesting of stock awards during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
David Calhoun	—	—	—	—
Mitchell Habib	—	—	20,833	618,532
Brian West	—	—	—	—
James Cuminale	—	—	—	—
Susan Whiting	—	—	12,500	262,500

(1)	Mr. Habib’s RSUs vested on December 31, 2011. Their value is based on the closing price as of December 30, 2011 of $29.69 per share. Ms. Whiting’s RSUs vested on January 15, 2011. Their value is based on the prevailing pre-IPO fair market valuation of $21.00 per share.

Pension Benefits for 2011

The following table presents information regarding the pension arrangements with each of our Named Executive Officers during the fiscal year ended December 31, 2011.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
David Calhoun	—	—	—	—
Mitchell Habib	—	—	—	—
Brian West	—	—	—	—
James Cuminale	—	—	—	—
Susan Whiting	Qualified Plan	26.67	303,207	—
	Excess Plan	26.67	256,889	—

Assumptions for present value of accumulated benefit

Present values at December 31, 2011 were calculated using an interest rate of 4.65%, an interest credit rate of 3.40% and the RP 2000 mortality table (projected to 2012). At December 31, 2010, values were calculated using an interest rate of 5.50%, an interest credit rate of 4.25% and the RP 2000 mortality table (projected to 2012). These assumptions are consistent with those used for the financial statements of the Company’s retirement plans.

United States Retirement Plans

Effective August 31, 2006, the Company froze its United States qualified and non-qualified retirement plans. No participants may be added and no further benefits may accrue after this date. The retirement plans, as in existence immediately prior to the freeze, are described below.

We maintain a tax-qualified retirement plan (the “Qualified Plan”), a cash-balance pension plan that covers eligible United States employees who have completed at least one year of service. Prior to the freeze, we added monthly basic and investment credits to each participant’s account. The basic credit equals 3% of a participant’s eligible monthly compensation. Participants became fully vested in their accrued benefits after the earlier of three years of service or when the participant reached normal retirement age (which is the later of age 65 or the third anniversary of the date the participant first became eligible to participate in the plan). Unmarried participants receive retirement benefits as a single-life annuity, and married participants receive retirement benefits as a qualified joint-and-survivor annuity. Participants can elect an alternate form of payment such as a straight-life annuity, a joint-and-survivor annuity, years certain-and-life income annuity or a level income annuity option. Lump sum payment of accrued benefits is only available if the benefits do not exceed $5,000. Payment of benefits will not begin earlier than the later of a participant’s termination with Nielsen or the attainment of age 40.

We also maintain a non-qualified retirement plan (the “Excess Plan”) for certain of our management and highly compensated employees. Prior to the freeze, the Excess Plan provided supplemental benefits to individuals whose benefits under the Qualified Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The benefit payable to a participant under the Excess Plan is equal to the difference between the benefit actually paid under the Qualified Plan and the amount that would have been payable had the applicable Code limitations not applied. Although the Excess Plan is considered an unfunded plan and there is no current trust agreement for the Excess Plan, assets have been set aside in a “rabbi trust” fund. It is intended that benefits due under the Excess Plan will be paid from this rabbi trust or from the general assets of the Nielsen entity that employs the participants.

Ms. Whiting is the only Named Executive Officer who is a participant in the Qualified Plan or the Excess Plan.

Nonqualified Deferred Compensation for 2011

Messrs. Calhoun and West received a supplementary deferred compensation contribution as part of their employment arrangements (as explained above) to offset the loss of supplemental executive retirement benefits at their prior employer. Both Named Executive Officers received interest credits at 5.05% per annum. Pursuant to this provision, Messrs. Calhoun and West received payments of the amounts due on January 6, 2012.

The Company offers a voluntary nonqualified deferred compensation plan in the United States, which allows selected executives the opportunity to defer a significant portion of their base salary and incentive payments to a future date. Earnings on deferred amounts are determined with reference to designated mutual funds. Ms. Whiting is the only Named Executive Officer with a balance under this plan. There is no above market rate of return given to executives as defined by the SEC.

The following table presents information regarding nonqualified deferred compensation arrangements with each of our Named Executive Officers during the fiscal year ended December 31, 2011.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
David Calhoun	—	—	918,715	—	18,663,044
Mitchell Habib	—	—	—	—	—
Brian West	—	—	101,375	—	2,059,370
James Cuminale	—	—	—	—	—
Susan Whiting	126,000	—	181	—	314,940

(1)	Ms. Whiting’s 2011 contribution of $126,000 was made from salary and annual cash incentive and is included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)	Interest payments have not been reported in the Summary Compensation Table. For Messrs. Calhoun and West, no executive or registrant contributions were made in 2011; therefore, no contributions are reflected in the Summary Compensation Table.
(3)	For Ms. Whiting, $188,759 of the aggregate balance reflects Ms. Whiting’s contributions that have been included in Summary Compensation Tables for prior years.

Potential Payments upon Termination or Change in Control

Severance Benefits—Termination of Employment

Mr. Calhoun

In the event Mr. Calhoun’s employment is terminated during the employment term due to death, “disability,” by the Company without “cause” or by Mr. Calhoun for “good reason” (as those terms are defined in the Restated Agreement), Mr. Calhoun will be entitled to severance pay that includes (1) payment equal to two times the sum of (a) Mr. Calhoun’s base salary, plus (b) the greater of the annual bonus paid in respect of the fiscal year preceding the fiscal year in which the termination occurs or the annual bonus paid in respect of the 2010 fiscal year; (2) a pro-rata portion of Mr. Calhoun’s bonus for the year of the termination; (3) continued health and welfare benefits for Mr. Calhoun and his family members for up to two years. Additionally, Mr. Calhoun would have been entitled to receive the balance of his non-qualified deferred compensation arrangement as shown above. In the event of a change in control, Mr. Calhoun would receive an acceleration of unvested options as follows: under the 2006 Stock Acquisition and Option Plan any then-unvested time-based stock options will become vested and exercisable in full. Any then-unvested performance-based stock options that are eligible to become vested as of the end of 2011 or later will become vested and exercisable in full. Under the 2010 Stock Incentive Plan, any then-unvested options will become vested and exercisable in full provided that the acquiring entity does not provide for the issuance of substitute awards on an equitable basis in a manner consistent with the relevant adjustment provisions of the 2010 Stock Incentive Plan. As of December 30, 2011, the value of any accelerated vesting of options would be $15,219,216 because the per share price of the Company’s common stock ($29.69) was above the strike price of the majority of the stock options ($16), above the strike price of the February 2010 grant ($18.40) but below the strike price of the remainder of the stock options at $32 and $30.19. Under certain circumstances, benefits payable to Mr. Calhoun in connection with a change in control of the Company that are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code may be reduced to the highest amount that would not subject Mr. Calhoun to any excise taxes under Section 4999 of the Internal Revenue Code.

The following table presents information regarding Mr. Calhoun’s severance benefits, assuming a termination as of December 31, 2011.

Name	Two Times the Sum of Base Salary Plus Annual Incentive ($)	Annual Incentive Award ($)	Health and Welfare Benefits ($)	Total ($)
David Calhoun	10,000,000	3,750,000	35,293	13,785,293

Named Executive Officers Other Than Mr. Calhoun

In the event any of the other Named Executive Officers are terminated by the Company without cause or by them for good reason, they will be entitled to severance pay that includes (1) payment equal to two times the sum of their base salary plus (2) a pro-rata portion of their bonus for the year of termination and (3) continued health and welfare benefits for the executive and their family members for the term of the severance. If such executives’ employment had been terminated without cause by the Company, or for good reason by the executive on

December 31, 2011 they would have received total payments as shown in the following table. Additionally, they would be eligible for continued health and welfare benefits coverage for the executives and their family members for up to two years, while continuing to pay premiums at active employee rates. Additionally, Mr. West would have been entitled to receive his balance under the nonqualified deferred compensation arrangement as shown above. In the event of a change in control, the executive officers would receive an acceleration of unvested options as follows: under the 2006 Stock Acquisition and Option Plan any then-unvested time-based stock options will become vested and exercisable in full. Any then-unvested performance-based stock options will become vested and exercisable in full, if as a result of such change in control, the Sponsors realize an aggregate return of at least the amounts set forth under the stock option agreement. Under the 2010 Stock Incentive Plan, any then-unvested options will become vested and exercisable in full provided that the acquiring entity does not provide for the issuance of substitute awards on an equitable basis in a manner consistent with the relevant adjustment provisions of the 2010 Stock Incentive Plan. As of December 31, 2011, the value of any accelerated vesting of options would be $1,646,003 for Mr. Habib, $2,299,322 for Mr. West, $1,933,539 for Mr. Cuminale and $2,194,685 for Ms. Whiting because the per share price of the Company’s common stock ($29.69) was above the strike price of the majority of the stock options ($16), above the strike price of the March 2010 grant ($18.40) but below the strike price of the remainder of the stock options at $32 and $30.19.

The following table presents information regarding the severance benefits of the Named Executive Officers other than Mr. Calhoun, assuming a termination as of December 31, 2011.

Name	Two Times Base Salary ($)	Annual Incentive Award ($)	Health and Welfare Benefits ($)	Total ($)
Mitchell Habib	1,750,000	1,600,000	13,400	3,363,400
Brian West	1,700,000	1,350,000	13,400	3,063,400
Susan Whiting	1,900,000	950,000	13,400	2,863,400
James Cuminale	1,250,000	875,000	13,400	2,138,400

Restrictive Covenants

Pursuant to Mr. Calhoun’s employment agreement, he has agreed not to disclose any Company confidential information at any time during or after his employment with Nielsen. In addition, Mr. Calhoun has agreed that, for a period of two years following a termination of his employment with Nielsen, he will not solicit or hire Nielsen’s employees or solicit Nielsen’s customers or materially interfere with any of Nielsen’s business relationships. He also agrees not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

Pursuant to the severance agreements of the other Named Executive Officers, they have agreed not to disclose any Company confidential information at any time during or after their employment with Nielsen. In addition, they have agreed that, for a period of two years following a termination of their employment with Nielsen, they will not solicit Nielsen’s employees or customers or materially interfere with any of Nielsen’s business relationships. They also agree not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

In the event a Named Executive Officer breaches the restrictive covenants, in addition to all other remedies that may be available to the Company, the Named Executive Officer will be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of the options or shares of common stock underlying the options held by the executive.

DIRECTOR COMPENSATION

Dutch law requires our general meeting of shareholders to adopt a general compensation policy applicable to the Board of Directors of Nielsen and covering, among other things, fixed and variable compensation and stock option plans. Our general meeting of shareholders has adopted a general policy. Our Articles of Association provide, consistent with applicable Dutch law, that the Board may decide on the individual compensation applicable to our directors, within the framework permitted by the approved general compensation policy. In making its decision, our Board will be assisted by the Compensation Committee. The executive director will not participate in the Board’s discussion regarding his compensation. To the extent the Board decides to include in the compensation package for directors a stock option plan, then such plan (at an aggregated level for all directors stating the number of options that may be granted and the material terms) is subject to the approval of our general meeting of shareholders. Our stock option plan applicable to our executive directors has been approved by our general meeting of shareholders.

Each of our non-executive directors who are not affiliated with the Sponsors receives an annual cash retainer of $60,000. Members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee who are not affiliated with the Sponsors each receives additional annual compensation of $10,000, $5,000 and $5,000, respectively, and the chairperson of each of these committees receives additional annual compensation of $15,000, $10,000 and $10,000 respectively. Non-executive directors who are not affiliated with the Sponsors each receives $2,000 of additional compensation for each meeting attended in excess of five meetings in one year. We will also issue annually to each of our non-executive directors who are not affiliated with the Sponsors a number of stock options having a value, as determined by the Company, of $100,000, with an exercise price equal to the fair market value on the date of issuance. These options will vest in four quarterly installments and will have a term of ten years from the date of grant.

Director Compensation for the 2011 Fiscal Year

The 2011 compensation of non-employee directors is displayed in the table below:

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)		Total ($)
James A. Attwood Jr.(2)	—		—		—
Richard J. Bressler(2)	—		—		—
Simon E. Brown(2)	—		—		—
Michael S. Chae(2)	—		—		—
Patrick J. Healy(2)	—		—		—
Karen M. Hoguet	74,584	(3)	150,000	(4)	224,584
James M. Kilts(2)	—		—		—
Iain Leigh(2)	—		—		—
Eliot P.S. Merrill(2)	—		—		—
Alexander Navab(2)	—		—		—
Robert C. Pozen	79,167	(5)	100,000	(6)	179,167
Robert D. Reid(2)	—		—		—
Scott A. Schoen(2)	—		—		—
Javier G. Teruel	74,584	(3)	175,000	(4)	224,584

(1)	Commencing July 31, 2011, each of our directors who receives fees has elected to receive 100% of his or her Board and Committee fees in the form of Nielsen common stock. The number of shares the director receives in lieu of his or her quarterly fees is based on the closing trading price of a share of Nielsen common stock on the date the cash fees would otherwise be payable.

(2)	These directors are affiliated with our Sponsors and receive no additional compensation for serving on our Board of Directors.
(3)	Represents an annual retainer fee of $60,000, Audit Committee fees of $10,000 and a pro-rated Compensation Committee fee of $4,584 in light of the commencement of the director’s membership on the Compensation Committee on the IPO date.
(4)	Represents (a) for each of Ms. Hoguet and Mr. Teruel, an award on January 25, 2011 of options to purchase 12,515 shares of the Company’s common stock, with a grant date fair value of $100,000 and (b) awards to Ms. Hoguet and Mr. Teruel on May 2, 2011 of options to purchase 6,105 and 9,157 shares of the Company’s common stock, respectively, with grant date fair values of $50,000 and $75,000, respectively, representing a pro-rated award to each recipient based on each recipient’s start date in 2010. These options were granted at fair market value on date of grant, vest in four substantially equal quarterly installments and have a term of ten years from the date of grant. The dollar amount shown represents the aggregate fair value of stock options awarded calculated in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). Ms. Hoguet and Mr. Teruel had an aggregate of 18,620 and 21,672 options to purchase Company common stock, respectively, outstanding at fiscal year end.
(5)	Represents an annual retainer fee of $60,000, Audit Committee fees of $10,000 and a pro-rated Nomination and Corporate Governance Committee fee of $9,167 in light of the commencement of the director’s chairmanship of the Nomination and Corporate Governance Committee on the IPO date.
(6)	Represents an award on May 2, 2011 of options to purchase 12,210 shares of the Company’s common stock, with a grant date fair value of $100,000. These options were granted at the fair market value on that date, vest in four substantially equal quarterly installments and have a term of ten years from the date of grant. The dollar amount shown represents the aggregate fair value of stock options awarded calculated in accordance with ASC Topic 718. Mr. Pozen had an aggregate of 27,835 options to purchase Company common stock outstanding at fiscal year end.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information regarding options to purchase shares of the Company’s common stock at December 31, 2011.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	18,467,378	(2)	$21.14	11,452,371
Equity compensation plans not approved by security holders	0		0	0

Total	18,467,378	(2)	$21.14	11,452,371

(1)	These shares may be issued pursuant to the Stock Incentive Plan.
(2)	Includes 265,684 restricted stock units.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding beneficial ownership of Nielsen’s capital stock as of March 1, 2012 with respect to:

•	each person or group of affiliated persons known by Nielsen to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

•	each of Nielsen’s directors;

•	each of Nielsen’s Named Executive Officers; and

•	all directors and nominees and executive officers as a group.

Investment funds associated with or designated by the Sponsors own shares of Nielsen indirectly through their holdings in Luxco. As of March 1, 2012, Luxco owned 270,746,445 shares (or approximately 75%) of the common stock of Nielsen. The Named Executive Officers own shares of Nielsen directly.

Percentage computations are based on 360,498,025 shares of our common stock outstanding as of March 1, 2012.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percentage
Valcon Acquisition Holding (Luxembourg) S.à r.l.(1)	270,746,445	75.1%
AlpInvest Partners(2)	18,773,239	5.2%
The Blackstone Group(3)	55,095,361	15.3%
The Carlyle Group(4)	55,095,354	15.3%
Hellman & Friedman(5)	26,527,387	7.4%
Kohlberg Kravis Roberts & Co.(6)	55,938,988	15.5%
Thomas H. Lee Partners(7)	55,938,990	15.5%
James A. Attwood, Jr.	—	—
Richard J. Bressler	—	—
Simon Brown	—	—
Michael S. Chae	—	—
Patrick Healy	—	—
Karen M. Hoguet(8)	20,544	*
James M. Kilts	—	—
Iain Leigh	—	—
Eliot P. S. Merrill	—	—
Alexander Navab	—	—
Robert Pozen(9)	225,023	*
Robert Reid	—	—
Scott A. Schoen	—	—
Javier G. Teruel(10)	23,581	*
David L. Calhoun(11)	4,482,290	1.2%
Susan Whiting(12)	581,310	*
James Cuminale(13)	541,977	*
Brian West(14)	511,807	*
Mitchell Habib(15)	508,603	*
All Directors and Executive Officers as a Group (24 persons)(16)	8,151,097	2.2%

*	less than 1%
(1)	Luxco is a private limited company incorporated under the laws of Luxembourg, the equity interests of which are held by the Sponsors. The address of Luxco is 59, rue de Rollingergrund, L-2440, Luxembourg.

(2)	The shares of common stock of Nielsen shown in the table for AlpInvest Partners are attributable to them as a result of their ownership in Luxco. AlpInvest Partners CS Investments 2006 C.V. (“Investments 2006”) beneficially owns 27,805 ordinary shares of Luxco (“Ordinary Shares”) and 8,962,078 Yield Free Convertible Preferred Equity Certificates of Luxco (“YFCPECs”). The YFCPECs are convertible into ordinary shares of Luxco at any time at the option of Luxco or at the option of the holders thereof. The general partner of Investments 2006 is AlpInvest Partners 2006 B.V., whose managing director is AlpInvest Partners B.V. (“AlpInvest BV”). AlpInvest BV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Investments 2006. AlpInvest BV disclaims beneficial ownership of such shares. AlpInvest Partners Later Stage Co-Investments IIA C.V. (“LS IIA CV”) beneficially owns 280 Ordinary Shares and 50,666 YFCPECs. AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (“LS IIA BV”) holds the shares as a custodian for LS IIA CV. The managing director of LS IIA BV is AlpInvest BV. AlpInvest BV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by LS IIA BV. AlpInvest BV disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this footnote is c/o AlpInvest Partners B.V. Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands. Volkert Doeksen, Paul de Klerk, Wim Borgdorff and Erik Thyssen, in their capacities as managing directors of AlpInvest BV, effectively have the power to exercise voting and investment control over the shares held by Investments 2006 and LS IIA BV when two of them act jointly. Each of Messrs. Doeksen, De Klerk, Borgdorff and Thyssen disclaims beneficial ownership of such shares.
(3)	The shares of common stock of Nielsen shown in the table for The Blackstone Group are attributable to them as a result of their ownership in Luxco. Blackstone Capital Partners (Cayman) V L.P. (“BCP V”) beneficially owns 38,695 Ordinary Shares and 12,418,075 YFCPECs. Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) beneficially owns 1,220 Ordinary Shares and 390,752 YFCPECs. Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”) beneficially owns 2,745 Ordinary Shares and 880,769 YFCPECs. Blackstone Participation Partnership (Cayman) V L.P. (“BPPV”) beneficially owns 250 Ordinary Shares and 80,442 YFCPECs. Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”) beneficially owns 35,830 Ordinary Shares and 11,496,981 YFCPECs. BCP (Cayman) V-S L.P. (“BCP V-S”) beneficially owns 3,070 Ordinary Shares and 984,684 YFCPECs. BCP V Co-Investors (Cayman) L.P. (“BCPVC” and, collectively with BCP V, BFIP V, BFIP V-SMD, BPPV, BCP V-A and BCP V-S, the “Blackstone Funds”) beneficially owns 620 Ordinary Shares and 198,728 YFCPECs. Blackstone Management Associates (Cayman) V L.P. (“BMA”) is the general partner of each of the Blackstone Funds other than BFIP V, BPPV and BFIP V-SMD. Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA. The general partner of each of BFIPV and BPPV is BCP V GP L.L.C. The general partner of BFIPV-SMD is Blackstone Family GP L.L.C. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Schwarzman is director and controlling person of BLRA. Each of BMA, BLRA and Mr. Schwarzman may be deemed to beneficially own the Ordinary Shares and YFCPECs beneficially owned by the Blackstone Funds that are directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such Ordinary Shares and YFCPECs. The address of each of the Blackstone Funds, BMA, BLRA and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.
(4)

The shares of common stock of Nielsen shown in the table for The Carlyle Group are attributable to them as a result of their ownership in Luxco. Carlyle Partners IV Cayman, L.P. (“CP IV”) beneficially owns 64,970 Ordinary Shares and 20,847,394 YFCPECs. CP IV’s general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. CP IV Coinvestment Cayman, L.P (“CPIV Coinvest”) beneficially owns 2,620 Ordinary Shares and 841,958 YFCPECs. CPIV Coinvest’s general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. CEP II Participations

S.à r.l. SICAR (“CEP II P”) beneficially owns 14,840 Ordinary Shares and 4,761,076 YFCPECs (the Ordinary Shares and YFCPECs beneficially owned by CP IV, CPIV Coinvest and CEP II P are collectively referred to as the “Carlyle Shares”). CEP II P is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The general partner of TC Group Cayman Investment Holding, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings Cayman II, L.P. is DBD Cayman Ltd. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd., a Cayman Islands exempted limited liability company. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle Shares. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle Shares requires their approval. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein each disclaim beneficial ownership of the Carlyle Shares. The Class B member of DBD Cayman Holdings, Ltd. is Carlyle Offshore Partners II Ltd., which has voting power over the Carlyle Shares. The sole shareholder of Carlyle Offshore Partners II Ltd. is Carlyle Offshore Partners II Holdings, Ltd., which in turn has 13 members, each of whom disclaims beneficial ownership of the Carlyle Shares. The address of CEP II P is 2 Avenue Charles de Gaulle, Luxembourg L-1653, Luxembourg; the address of CEP II Managing GP, L.P., Carlyle Europe Partners II, L.P., William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, D.C. 20004-2505; the address of all other entities listed is c/o Walker Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY-1-9005 Cayman Islands.
(5)	The shares of common stock of Nielsen shown in the table for Hellman & Friedman are attributable to them as a result of their ownership in Luxco. Hellman & Friedman Capital Partners V (Cayman), L.P. owns 34,801 Ordinary Shares and 11,191,867 YFCPECs, Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. owns 4,874 Ordinary Shares and 1,537,166 YFCPECs, and Hellman & Friedman Capital Associates V (Cayman), L.P. owns 10 Ordinary Shares and 6,359 YFCPECs. Hellman & Friedman Investors V (Cayman), Ltd. is the sole general partner of Hellman & Friedman Investors V (Cayman), L.P. Hellman & Friedman Investors V (Cayman), L.P., in turn, is the sole general partner of each of Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. and Hellman & Friedman Capital Associates V (Cayman), L.P. Hellman & Friedman Investors V (Cayman), Ltd. is owned and controlled by 14 shareholders, none of whom owns more than 9.9% of Hellman & Friedman Investors V (Cayman), Ltd. Hellman & Friedman Investors V (Cayman), Ltd. has a four-member investment committee (the “Investment Committee”) that serves at the discretion of Hellman & Friedman Investors V (Cayman), Ltd.’s Board of Directors and makes recommendations to such Board with respect to matters presented to it. Members of the Investment Committee are Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer. Each of the entities identified in this footnotes, the members of the Investment Committee and the shareholders of Hellman & Friedman Investors V (Cayman), Ltd. disclaim beneficial ownership of any shares of common stock of Nielsen. Mr. Healy serves as a Managing Director of Hellman & Friedman LLC, an affiliate of Hellman & Friedman Investors V (Cayman), Ltd., is a shareholder of Hellman & Friedman Investors V (Cayman), Ltd. and is a member of the Investment Committee. The address of each of the entities identified in this footnote is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, Georgetown, Grand Cayman KY1-9005, Cayman Islands.
(6)

The shares of common stock of Nielsen shown in the table for Kohlberg Kravis Roberts & Co. are attributable to them as a result of their ownership in Luxco. KKR VNU Equity Investors, L.P. beneficially owns 13,655 Ordinary Shares and 4,455,265 YFCPECs and is controlled by its general partner, KKR VNU GP Limited. KKR VNU GP Limited is wholly-owned by KKR VNU (Millennium) Limited (“KKR VNU Limited”). KKR VNU (Millennium) L.P. beneficially owns 69,946 Ordinary Shares and 22,400,186 YFCPECs and is controlled by its general partner, KKR VNU Limited. Voting and investment control over the securities beneficially owned by KKR VNU Limited is exercised by its board of directors consisting of Messrs. Alexander Navab, Simon E. Brown and William J. Janetschek, who may be deemed to share beneficial ownership of any shares beneficially owned by KKR VNU Limited but disclaim such beneficial ownership. KKR Millennium Fund (Overseas), Limited Partnership (“Millennium Fund”) beneficially owns 84 Ordinary Shares, and is controlled by its general partner, KKR Associates Millennium (Overseas), Limited Partnership, which is controlled by its general partner, KKR Millennium Limited. KKR Associates Millennium (Overseas), Limited Partnership also holds a majority of the equity interests of KKR VNU Limited.

Each of KKR SP Limited (“KKR SP”) (as the voting partner of KKR Associates Millennium (Overseas), Limited Partnership); KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR Millennium Limited); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P., KKR SP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P. but disclaim beneficial ownership of such securities. The principal business address of each of the entities and persons identified in this footnote except Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York, 10019. The principal business office for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(7)

The shares of common stock of Nielsen shown in the table for Thomas H. Lee Partners are attributable to them as a result of their ownership in Luxco. The Luxco shares shown as owned by Thomas H. Lee Partners are owned of record by (i) Thomas H. Lee (Alternative) Fund VI, L.P. (“Alternative Fund VI”), Thomas H. Lee (Alternative) Parallel Fund VI, L.P. (“Alternative Parallel VI”) and Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. (“Alternative DT VI”); (ii) THL Equity Fund VI Investors (VNU), L.P., THL Equity Fund VI Investors (VNU) II, L.P., THL Equity Fund VI Investors (VNU) III, L.P. and THL Equity Fund VI Investors (VNU) IV, LLC; (iii) THL (Alternative) Fund V, L.P. (“Alternative Fund V”), Thomas H. Lee (Alternative) Parallel Fund V, L.P. (“Alternative Parallel V”) and Thomas H. Lee (Alternative) Cayman Fund V, L.P. (“Alternative Cayman V”) and (iv) THL Coinvestment Partners, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC and Putnam Investments Employees’ Securities Company III LLC. THL Advisors (Alternative) VI, L.P. (“Advisors VI”) is the general partner of each of (a) Alternative Fund VI, which beneficially owns 24,920 Ordinary Shares and 7,996,953 YFCPECs, (b) Alternative Parallel VI, which beneficially owns 16,870 Ordinary Shares and 5,415,112 YFCPECs; and (c) Alternative DT VI, which beneficially owns 2,950 Ordinary Shares and 945,911 YFCPECs. Advisors VI is also the general partner of each of (x) THL Equity Fund VI Investors (VNU), L.P., which beneficially owns 17,275 Ordinary Shares and 5,543,158 YFCPECs, (y) THL Equity Fund VI Investors (VNU) II, L.P. which beneficially owns 180 Ordinary Shares and 57,904 YFCPECs and (z) THL Equity Fund VI Investors (VNU) III, L.P., which beneficially owns 265 Ordinary Shares and 85,133 YFCPECs. Advisors VI is the managing member of THL Equity Fund VI Investors (VNU) IV, LLC, which beneficially owns 930 Ordinary Shares and 298,732 YFCPECs. Thomas H. Lee Advisors (Alternative) VI, Ltd. (“Advisors VI Ltd.”) is the general partner of Advisors VI and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco held by each of these entities. The address of each of these entities is c/o Walkers, Walker House, Mary Street, Georgetown, Grand Cayman, Cayman Islands, other than THL Equity Fund VI Investors (VNU) IV, LLC whose address is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. THL Advisors (Alternative) V, L.P. (“Advisors V”) is the general partner of each of (a) Alternative

Fund V, which beneficially owns 15,225 Ordinary Shares and 4,885,230 YFCPECs; (b) Alternative Parallel V, which beneficially owns 3,950 Ordinary Shares and 1,267,521 YFCPECs and (c) Alternative Cayman V, which beneficially owns 210 Ordinary Shares and 67,312 YFCPECs. Thomas H. Lee Advisors (Alternative) V Limited LDC (“LDC”) is the general partner of Advisors V and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by each of these entities. The address of each of these entities is c/o Walkers, Walker House, Mary Street, Georgetown, Grand Cayman, Cayman Islands. Advisors VI Ltd. and LDC each have in excess of 15 shareholders or members, respectively, with no such shareholder or member controlling more than 8% of the vote. The controlling shareholders or members (the “Managing Directors”) are Anthony J. DiNovi, Scott A. Schoen, Scott M. Sperling, Seth W. Lawry, Thomas M. Hagerty, Kent R. Weldon, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg and George Taylor, each of whom disclaims beneficial ownership of the Ordinary Shares and YFCPECs. The address of each of the Managing Directors is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. THL Coinvestment Partners, L.P. beneficially owns 45 Ordinary Shares and 14,671 YFCPECs. Thomas H. Lee Investors Limited Partnership beneficially owns 295 Ordinary Shares and 94,680 YFCPECs. Each of THL Coinvestment Partners, L.P. and Thomas H. Lee Investors Limited Partnership are indirectly controlled by the Managing Directors, each of whom disclaims beneficial ownership of the Ordinary Shares and YFCPECs. The address of each of THL Coinvestment Partners, L.P. and Thomas H. Lee Investors Limited Partnership is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. Putnam Investments Holdings, LLC beneficially owns 250 Ordinary Shares and 79,486 YFCPECs; Putnam Investments Employees’ Securities Company I LLC beneficially owns 105 Ordinary Shares and 33,204 YFCPECs; Putnam Investments Employees’ Securities Company II LLC beneficially owns 90 Ordinary Shares and 29,646 YFCPECs and Putnam Investments Employees’ Securities Company III LLC beneficially owns 125 Ordinary Shares and 40,799 YFCPECs. Each of these entities is contractually obligated to coinvest alongside either Thomas H. Lee (Alternative) Fund VI, L.P. or Thomas H. Lee (Alternative) Fund V, L.P. Therefore, Advisors VI and LDC may be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by these entities. The address for each of these entities is c/o Putnam Investments, LLC, One Post Office Square, Boston, MA 02109.
(8)	Of the shares shown as beneficially owned, 18,620 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(9)	Of the shares shown as beneficially owned, (a) 27,835 represent rights to acquire shares of common stock through the exercise of options within 60 days and (b) 18,600 shares are owned by a charitable foundation for which Mr. Pozen and his spouse are trustees with investment power.
(10)	Of the shares shown as beneficially owned, 21,672 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(11)	Of the shares shown as beneficially owned, 3,232,291 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(12)	Of the shares shown as beneficially owned, 469,221 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(13)	Of the shares shown as beneficially owned, 354,479 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(14)	Of the shares shown as beneficially owned, 420,963 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(15)	Of the shares shown as beneficially owned, 351,914 represent rights to acquire shares of common stock through the exercise of options within 60 days.
(16)	Of the shares shown as beneficially owned, 5,400,865 represent rights to acquire shares of common stock through the exercise of options within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, persons who own more than 10% of a registered class of our equity securities and certain entities associated with the foregoing (the “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Reporting Persons are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC.

Based solely on our review of copies of such reports and written representations from the Reporting Persons, we believe that the Reporting Persons complied with all Section 16(a) filing requirements during 2011, except that the single Form 3 of Ms. Finn was filed late on May 11, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described in this section have been filed with the SEC, and the following descriptions are qualified by reference thereto.

Shareholders’ Agreement

Nielsen was purchased on May 24, 2006 (the “Acquisition”) by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners), who we collectively refer to as the “Original Sponsors.” Subsequently Centerview Partners invested in the Company. In connection with the Acquisition and related financing transactions, investment funds associated with or designated by the Original Sponsors acquired, indirectly, shares of Nielsen. On December 21, 2006, investment funds associated with or designated by the Original Sponsors and Nielsen, Luxco and Valcon Acquisition B.V. (“Valcon”), a wholly owned subsidiary of the Company, entered into a shareholders’ agreement. The shareholders’ agreement contains agreements among the parties with respect to, among other matters, the election of the members of our Board, restrictions on the issuance or transfer of securities (including tag-along rights, drag-along rights and public offering rights) and other special corporate governance provisions (including the right to approve various corporate actions and control committee composition). The shareholders’ agreement also provides for customary registration rights.

The shareholders’ agreement was amended and restated in connection with our IPO in January 2011. The amended and restated shareholders’ agreement provides our Sponsors with the contractual right to nominate for appointment one or more designees to our Board of Directors based on their percentage of stock ownership. Initially, the Sponsors have the right to nominate for appointment the following number of directors: one director from AlpInvest Partners, two from The Blackstone Group, two from The Carlyle Group, one from Hellman & Friedman, two from Kohlberg Kravis Roberts & Co., two from Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts. In the event that the Sponsors collectively hold 50% or less, but greater than or equal to 25%, of the then outstanding shares of our common stock directly or indirectly through Luxco, the Sponsors will have the right to nominate for appointment the following number of directors: one director each from The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts, plus five additional directors who must be independent directors within the meaning of the corporate governance rules of the NYSE, which will be selected by AlpInvest Partners and one each by the four Sponsors owning the largest percentage of our common stock. In the event that the Sponsors collectively hold less than 25% of the then outstanding shares of our common stock directly or indirectly through Luxco, each Sponsor that owns at least 3% of the then outstanding shares of our common stock directly or indirectly through Luxco will have the right to nominate one director and each Sponsor that owns less than 3% will no longer have the right to nominate any directors.

Please see “The Board of Directors and Certain Governance Matters” for further information regarding the appointment, suspension and dismissal of directors.

Investment Agreement

On November 6, 2006, Centerview Partners, the investment funds associated with or designated by the Original Sponsors, Luxco and Valcon entered into an investment agreement. The investment agreement contains agreements among the parties with respect to, among other matters, the purchase by Centerview Partners of approximately $50 million of new or existing securities issued by Luxco, the exercise of voting rights associated with the securities, the election of Mr. Kilts to the supervisory board of TNC B.V. and the boards of Nielsen Finance Co. and Nielsen Finance LLC, restrictions on the transfer of securities and rights in connection with the sale or issuance of securities (including tag-along rights, drag-along rights and public offering rights). Since the investment by Centerview Partners, it has transferred all of the securities of Luxco that it purchased under the investment agreement to Centerview VNU LLC, which in turn has transferred a portion of the securities to

Centerview Capital, L.P. and Centerview Employees, L.P. Centerview VNU LLC, Centerview Capital, L.P. and Centerview Employees, L.P. are investment funds associated with Centerview Partners.

In January 2011, the investment agreement was terminated as Centerview Partners became a party to the amended and restated shareholders’ agreement.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with each of the Sponsors and Luxco. Pursuant to this registration rights agreement, the Sponsors collectively have the right to an unlimited number of demand registrations, which may be exercised by Luxco at any time and from time to time after the expiration of lock-up agreements. Pursuant to such demand registration rights, we are required to register the shares of common stock beneficially owned by them directly or through Luxco with the SEC for sale by them to the public, provided that any demand that will result in the imposition of a lock-up on us and the Sponsors may not be made unless the shares requested to be sold by the demanding shareholders in such offering have an aggregate market value of at least $100 million. In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf of the Sponsors or other shareholders with registration rights, the Sponsors have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses.

Advisory Agreements

TNC (US) Holdings, Inc. was party to an advisory agreement with Valcon pursuant to which affiliates of the Sponsors provided management services on behalf of Valcon, including to support and assist management with respect to analyzing and negotiating acquisitions and divestitures, preparing financial projections, analyzing and negotiating financing alternatives, monitoring compliance with financing agreements and searching and hiring executives. Pursuant to such agreement, Valcon received a quarterly management fee equal to (i) $1.625 million per fiscal quarter for our fiscal year 2006 and (ii) for each fiscal year after 2006, an amount per fiscal quarter equal to 105% of the quarterly fee for the immediately preceding fiscal year, and reimbursement for reasonable travel and other out-of-pocket expenses incurred by Valcon or its designees and the affiliates of the Sponsors in connection with the provision of services under the advisory agreement. The advisory agreement also provided that Valcon could be entitled to receive fees in connection with certain financing, acquisition, disposition and change in control transactions based on terms and conditions customary for transactions of similar size and scope. The advisory agreement included exculpation and indemnification provisions in favor of Valcon and the affiliates of the Sponsors. The advisory services referred to in the advisory agreement were provided by affiliates of the Sponsors and accordingly the fees received by Valcon that were described above were paid to such affiliates of the Sponsors under the terms of a similar advisory agreement among the affiliates of the Sponsors and Valcon.

ACN Holdings, Inc. was party to an advisory agreement with Valcon pursuant to which the affiliates of the Sponsors provided management services on behalf of Valcon. Pursuant to such agreement, Valcon received a quarterly management fee equal to (i) $0.875 million per fiscal quarter for our fiscal year 2006 and (ii) for each fiscal year after 2006, an amount per fiscal quarter equal to 105% of the quarterly fee for the immediately preceding fiscal year, and reimbursement for reasonable travel and other out-of-pocket expenses incurred by Valcon and the affiliates of the Sponsors in connection with the provision of services under the advisory agreement. The advisory agreement also provided that Valcon could be entitled to receive fees in connection with certain financing, acquisition, disposition and change in control transactions based on terms and conditions customary for transactions of similar size and scope. The advisory agreement included customary exculpation and indemnification provisions in favor of Valcon and the affiliates of the Sponsors. The advisory services referred to in the advisory agreement were provided by the Sponsors and accordingly the fees received by Valcon that were described above were paid to such affiliates of the Sponsors under the terms of a similar advisory agreement among the affiliates of the Sponsors and Valcon.

The advisory agreements were terminated upon the completion of our IPO in January 2011. The advisory agreements provided that upon the consummation of a change in control transaction or an initial public offering in excess of $200 million, each of the Sponsors would receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would be payable to the Sponsors during the remainder of the term of the agreements (assuming an eight-year term of the agreements), calculated using the treasury rate having a final maturity date that is closest to the eighth anniversary of the date of the agreements. Accordingly, upon the completion of the IPO, we paid a fee of approximately $102 million to the Sponsors in connection with the termination of such advisory agreements in accordance with their terms.

Sponsor-Held Debt

A portion of the borrowings under our senior secured credit facility as well as certain of our senior debenture loans have been purchased by certain of the Sponsors in market transactions not involving the Company. Based on information made available to the Company, amounts held by the Sponsors and their affiliates was $600 million as of December 31, 2011. Interest expense associated with amounts held by the Sponsors and their affiliates approximated $26 million during the year ended December 31, 2011. At December 31, 2011, $593 million of the senior secured credit facilities and $7 million of senior debenture loans were held by the Sponsors and their affiliates. Of the $600 million of debt held by the Sponsors and their affiliates, Kohlberg Kravis Roberts & Co. and its affiliates held $181 million, The Blackstone Group and its affiliates held $322 million and The Carlyle Group and its affiliates held $97 million. The Sponsors, their subsidiaries, affiliates and controlling shareholders may, from time to time, depending on market conditions, seek to purchase debt securities issued by Nielsen or its subsidiaries or affiliates in open market or privately negotiated transactions or by other means. We make no undertaking to disclose any such transactions except as may be required by applicable laws and regulations.

Equity Healthcare Arrangement

Effective January 1, 2009, we entered into an employer health program arrangement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans and other related services for cost discounts, quality of service monitoring, data services and clinical consulting and oversight by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms from providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis. Equity Healthcare is an affiliate of The Blackstone Group with whom Messrs. Chae and Reid, members of the Board of Directors of the Company and the Supervisory Board of TNC B.V., are affiliated and in which they may have an indirect interest.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we have paid Equity Healthcare a fee of $2 per participating employee per month (“PEPM”). As of December 31, 2011, we had approximately 7,300 employees enrolled in our self-insured health benefit plans in the United States. Equity Healthcare may also receive a fee from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. Beginning in January 2012, the PEPM fee increased to $2.50.

Review, Approval or Ratification of Certain Transactions with Related Persons

In 2011, we adopted a written Related Person Transaction Policy which requires that all Related Person Transaction (defined as all transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any Related Person (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) will have a direct or indirect material interest) be approved or ratified by a committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board.

The above described transactions with Related Persons were approved prior to the time of our IPO, and prior to the time we had adopted our Related Person Transaction Policy.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder wishes to propose a matter for consideration at our 2013 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to the Secretary of the Company, Nielsen Holdings N.V., 40 Danbury Road, Wilton, Connecticut 06987. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2013 Annual Meeting Proxy Statement and form of proxy to be made available in April 2013, a proposal must be received by the Secretary of the Company on or before December 17, 2012.

For a shareholder to request the Board to place a matter on the agenda of the general meeting of shareholders, including director nominations, the shareholders who qualify to do so under applicable law must have given timely notice thereof in writing to the Secretary of the Company and such request must be accompanied by reasons. To be timely, a shareholder’s notice complying with the requirements set forth in our Articles of Association and Advance Notice Policy must be delivered to the Secretary of the Company at 40 Danbury Road, Wilton, Connecticut 06987 at least 60 days prior to the date of the relevant general meeting of shareholders. Our Advance Notice Policy has other requirements that must be followed in connection with submitting requests to place matters on the agenda. The Board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholders is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the Board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting the Secretary of the Company, Nielsen Holdings N.V., 40 Danbury Road, Wilton, Connecticut 06987, (646) 654-5000.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC on February 22, 2012. We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.nielsen.com) and click on About Us: Investor Relations: SEC Filings. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Secretary of the Company
40 Danbury Road, Wilton
Connecticut 06987

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

James W. Cuminale

Chief Legal Officer

NIELSEN HOLDINGS N.V. 40 DANBURY ROAD WILTON, CT 06897

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NLSN

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41329-P18815 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIELSEN HOLDINGS N.V.
The Board of Directors recommends you vote FOR each of the nominees on Proposal 3, and FOR Proposals 1, 2, 4, 5, 6, 7 and 8:
				For	Against	Abstain
1.

To (a) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2011, in the English language, (b) adopt our Dutch statutory annual accounts for the year ended December 31, 2011 and (c) authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ending December 31, 2012, in the English language;

				☐	☐	☐

											For	Against	Abstain
								3k.	Alexander Navab		☐	☐	☐

								3l.	Robert Pozen		☐	☐	☐

								3m.	Robert Reid		☐	☐	☐

2.	To discharge the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2011;			☐	☐	☐		3n.	Scott A. Schoen		☐	☐	☐

								3o.	Javier G. Teruel		☐	☐	☐
3.	To elect the Executive and Non-Executive Directors of the Board of Directors listed below
							4.	To ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.			☐	☐	☐

Nominee to Executive Director:
	3a.	David L. Calhoun		☐	☐	☐	5.	To appoint Ernst & Young Accountants LLP as the Company’s auditor who will audit the Dutch statutory annual accounts for the year ending December 31, 2012;			☐	☐	☐

Nominees to Non-Executive Directors:
	3b.	James A. Attwood, Jr.		☐	☐	☐
6.

To approve the extension of the irrevocable and exclusive authority of the Board of Directors to (a) issue our shares and/or grant rights to subscribe for our shares, never to exceed the number of our authorized but unissued shares and (b) limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of rights to subscribe for our shares, in each case until May 8, 2017;

											☐	☐	☐
	3c.	Richard J. Bressler		☐	☐	☐

	3d.	Simon E. Brown		☐	☐	☐

	3e.	Michael S. Chae		☐	☐	☐

	3f.	Patrick Healy		☐	☐	☐
							7.	To approve the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until November 8, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share (or depository receipt) on any securities exchange where our shares (or depository receipts) are traded;
	3g.	Karen M. Hoguet		☐	☐	☐					☐	☐	☐

	3h.	James M. Kilts		☐	☐	☐

	3i.	Iain Leigh		☐	☐	☐

	3j.	Eliot P.S. Merrill		☐	☐	☐

							8.	To approve, in a non-binding, advisory vote the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the rules of the Securities and Exchange Commission.			☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)		Date

Admission Ticket	DIRECTIONS: Please visit www.cliffordchance.com or call their offices in Amsterdam, the Netherlands at 31-20-711-9000.
NIELSEN HOLDINGS N.V. Annual Meeting of Shareholders May 8, 2012 9:00 a.m. (Eastern Time) www.virtualshareholdermeeting.com/NLSN or The offices of Clifford Chance LLP Droogbak 1A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. You will need the 12-digit control number included on this proxy card in order to access the proxy materials on www.proxyvote.com.

M41330-P18815

NIELSEN HOLDINGS N.V.
Annual Meeting of Shareholders May 8, 2012 9:00 AM (Eastern Time) This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Nielsen Holdings N.V hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof, acknowledges receipt of the Proxy Statement, dated April     , 2012 , and appoint(s) David L. Calhoun, Brian J. West, James W. Cuminale and Harris Black, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of NIELSEN HOLDINGS N.V. that the shareholders(s), is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) on Tuesday, May 8, 2012, and at any adjournment or postponement thereof, upon all subjects that may properly come before the annual meeting, including, the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S) ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” THE APPROVAL OF PROPOSALS 1, 2, 4, 5, 6, 7 AND 8, WHICH PROPOSALS ARE LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE